EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

by and among

WABASH NATIONAL CORPORATION,

a Delaware corporation,

as Buyer,

WALKER GROUP HOLDINGS LLC,

a Texas limited liability company,

as the acquired Company,

and

WALKER GROUP RESOURCES LLC,

a Texas limited liability company,

as Seller and the owner of all of the outstanding

limited liability company interests in

Walker Group Holdings LLC

March 26, 2012

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4.28	Governmental Authorizations	37
4.29	Certain Practices	37
4.30	Fees and Expenses of Brokers and Others	37

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	38
5.1	Organization of Buyer	38
5.2	Authorization; Enforceability	38
5.3	No Violation or Conflict	38
5.4	No Consents	38
5.5	Litigation	38
5.6	Fees and Expenses of Brokers and Others	39
5.7	Investment Representation	39
5.8	Absence of Certain Changes or Events	39
5.9	Financing	39

ARTICLE VI	COVENANTS AND OTHER MATTERS PENDING THE CLOSING	40
6.1	Operation of Business	40
6.2	Access	42
6.3	Financing; Financial Information	43
6.4	Cooperation; Consents and Approvals	45
6.5	Non-solicitation	46
6.6	Notice of Developments	46
6.7	Exclusivity	47

ARTICLE VII	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	47
7.1	Representations and Warranties	47
7.2	Covenants and Agreements	47
7.3	HSR Act	47
7.4	Deliveries at Closing	48
7.5	UK Subsidiary	49
7.6	No Material Adverse Effect	49
7.7	Legal Prohibition	49

ARTICLE VIII	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	49
8.1	Representations and Warranties	49
8.2	Covenants and Agreements	49
8.3	HSR Act	49
8.4	Termination of Letters of Credit	49
8.5	Deliveries at Closing	50
8.6	Legal Prohibition	50

ARTICLE IX	INDEMNIFICATION AND CERTAIN TAX MATTERS	50
9.1	Indemnification by Seller	50
9.2	Indemnification by Buyer	52
9.3	Indemnification Procedures for Third Party Claims	53
9.4	Exclusive Remedy	54
9.5	Indemnity Amounts to be Computed Net of Insurance Proceeds	54
9.6	Indemnity Amounts to be Computed on After-Tax Basis	54
9.7	Tax Matters	55

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9.8	Materiality	59
9.9	Knowledge	59
9.10	Retention of and Access to Records	59

ARTICLE X	TERMINATION	59
10.1	Termination	59
10.2	Rights on Termination; Waiver	60
10.3	Buyer Termination Fee	60

ARTICLE XI	MISCELLANEOUS	61
11.1	Disclaimer of Representations and Warranties	61
11.2	Confidentiality	62
11.3	Indemnification of Directors and Officers	63
11.4	Public Announcements	63
11.5	“Insight Equity” Name	63
11.6	Entire Agreement; Amendment; Waiver	63
11.7	Expenses	63
11.8	Governing Law	64
11.9	Judicial Proceedings; Waiver of Jury Trial	64
11.10	Further Assurances	64
11.11	Assignment	64
11.12	Notices	65
11.13	Counterparts and Facsimile Signatures	66
11.14	Headings	66
11.15	Severability	66
11.16	No Third Party Rights	66
11.17	No Recourse	67
11.18	Specific Performance	67
11.19	Construction	67

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LIST OF OMITTED SCHEDULES*

Schedule I	Permitted Liens
Schedule 2.2(a)(i)	Indebtedness Payoff Amount
Schedule 2.2(a)(ii)	Transaction Expenses Amount
Schedule 2.2(a)(iii)	Benefits Payout Amount
Schedule 2.2(a)(iv)	Seller’s Account Information
Schedule 2.3	Working Capital Methodology
Schedule 3.4	Seller Required Consents
Schedule 4.4	Company Required Consents
Schedule 4.6	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.8	Title to and Sufficiency of Assets
Schedule 4.9(a)	Material Contracts
Schedule 4.9(b)	Exceptions to Material Contracts
Schedule 4.10	Financial Statements
Schedule 4.11	Absence of Undisclosed Liabilities
Schedule 4.12(a)	Owned Real Property
Schedule 4.12(b)	Exceptions to Owned Real Property
Schedule 4.12(c)	Leased Real Property
Schedule 4.12(d)	Exceptions to Leases
Schedule 4.13(a)	Intellectual Property
Schedule 4.16	Insurance
Schedule 4.18(a)	Compliance with Law
Schedule 4.19	Environmental Matters
Schedule 4.20(a)	Labor Matters
Schedule 4.21(a)	Key Suppliers and Key Customers
Schedule 4.21(b)	Exceptions to Key Suppliers and Key Customers
Schedule 4.22(b)	Inventory Not Owned by the Company
Schedule 4.23(b)	Breach of Product Warranties
Schedule 4.23(c)	Product Recalls
Schedule 4.23(d)	Products Liability
Schedule 4.24	No Adverse Change
Schedule 4.25(a)	Employee Benefit Plans
Schedule 4.25(f)	Unfunded Accrued Benefits or Accrued Benefits Not Reflected in Financial Statements
Schedule 4.25(h)	Benefit Plan Involvement and Compliance
Schedule 4.25(j)	Benefits in Connection with Transaction
Schedule 4.25(m)	UK Payments
Schedule 4.26	Bank Accounts; Powers of Attorney
Schedule 4.27	Affiliate Transactions
Schedule 4.28	Governmental Authorizations
Schedule 5.4	Buyer Required Consents
Schedule 5.6	Fees and Expenses of Brokers
Schedule 6.1	Exceptions to Ordinary Operation of Business
Schedule 6.5	Non-solicitation of Employees
Schedule 8.4	Letters of Credit of the Company
Exhibit C to Exhibit 2.4	Schedule of Fees and Expenses

* Wabash National Corporation has omitted schedules in accordance with Regulation S-K 601(b)(2). Wabash National Corporation will furnish the omitted schedules to the Commission upon request.

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PURCHASE and sale AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of March 26, 2012, by and among WABASH NATIONAL CORPORATION, a Delaware corporation (the “Buyer”), WALKER GROUP HOLDINGS LLC, a Texas limited liability company (the “Company”), and WALKER GROUP RESOURCES LLC, a Texas limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests in the Company (the “Equity Interests”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Equity Interests upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

“Affiliate” shall mean, as to any Person, any other Person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes hereof, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of equity interests, by contract or otherwise.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Allocation” shall have the meaning given in Section 9.7(j).

“Benefits Payout Amount” shall have the meaning given in Section 2.2(a)(iii).

“Business Day” shall mean each day other than a Saturday, Sunday or other day on which banks in Dallas, Texas are not required by Law to be open.

“Buyer” shall have the meaning given in the preamble to this Agreement.

“Buyer Indemnified Parties” shall have the meaning given in Section 9.1(a).

“Buyer Related Parties” shall have the meaning given in Section 10.3(b).

“Buyer Required Consents” shall have the meaning given in Section 5.4.

“Buyer Termination Fee” shall have the meaning given in Section 10.3.

“CERCLA” shall have the meaning given in Section 4.19.

“Closing” shall mean the consummation by the parties to this Agreement (whether in person or by teleconference or other electronic means) of the transactions contemplated hereby to be held at 10:00 a.m., Dallas, Texas time, on the Closing Date, at the offices of Hunton & Williams LLP, Fountain Place, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75292-2799, or at such other time and place as the parties may mutually agree in writing. The Closing shall be effective for tax, accounting and all other purposes as of the Effective Time.

“Closing Date” shall mean the date on which the parties hereto consummate the transactions contemplated hereby, with such date occurring on the later of (x) the third Business Day after the satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Articles VII and VIII (other than those to be satisfied simultaneously at Closing) and (y) the final day of the Marketing Period (or if such day is not a Business Day, the first Business Day thereafter) or such earlier date as may be specified by Buyer on no less than two Business Days prior written notice to the Seller, or such other date as the parties may mutually agree in writing.

“Closing Statement” shall have the meaning given in Section 2.3(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning given in the preamble to this Agreement.

“Company Acquisition Proposal” shall have the meaning given in Section 6.7.

“Company Required Consents” shall have the meaning given in Section 4.4.

“Company’s Intellectual Property” shall have the meaning given in Section 4.13(a).

“Compliant” means, with respect to the Essential Marketing Information, that (a) such Essential Marketing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in such Essential Marketing Information, in light of the circumstances under which they were made, not misleading, (b) such Essential Marketing Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Rule 3-10 of Regulation S-X) for offerings of debt or equity securities that customarily would be included in a preliminary offering memorandum or registration statement, (c) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Essential Marketing Information and have confirmed that they are prepared to deliver a customary comfort letter on the financial statements of the Company included in the offering documents, and (d) the financial statements and other financial information included in such Essential Marketing Information are, and remain throughout the Marketing Period, sufficient to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the Marketing Period and (ii) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial information contained in the offering documents, including as to customary negative assurances and change period, to consummate any offering of debt or equity securities on the last day of the Marketing Period.

“Contracts” shall have the meaning given in Section 4.9(a).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“CPA Firm” shall mean the Dallas office of PricewaterhouseCoopers LLP.

“Dispute Period” shall have the meaning given in Section 9.3(b).

“DOJ” shall have the meaning given in Section 6.4(b).

“Effective Time” shall mean 11:59 p.m. Dallas, Texas time, on the Closing Date.

“Employee Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA, the UK Pension Arrangements and any other employee benefit plans, programs or policies that provide compensation, retirement, death or other benefits, whether or not subject to ERISA, to any present or former employee, officer, independent contractor or partner (or any dependent or beneficiary thereof) of the Company and its Subsidiaries, or any dependent or beneficiary thereof and that are or have been sponsored or maintained by the Company and/or its Subsidiaries, or with respect to which the Company or its Subsidiaries have any liability, including without limitation, any bonus, incentive, deferred compensation, vacation, equity, severance, employment, independent contractor, change of control or fringe benefit plan, program or agreement.

“End Date” shall have the meaning given in Section 10.1(a).

“Environmental Laws” shall have the meaning given in Section 4.19(a)(i).

“Equity Interests” shall have the meaning given in the recitals to this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Escrow Account” shall have the meaning given in Section 2.2(b)(iv).

“Escrow Agent” shall have the meaning given in Section 2.4(a).

“Escrow Agreement” shall have the meaning given in Section 2.4(a).

“Escrow Amount” shall have the meaning given in Section 2.4(a).

“Escrow Termination Date” shall have the meaning given in Section 2.4(b).

“Essential Marketing Information” shall mean all financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer that is reasonably available to, or reasonably obtainable by, the Company and consists of all information of the type required by Regulation S-X and Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Buyer), to be included or incorporated by reference in a registration statement on Form S-3 (or any applicable successor form) under the Securities Act for a public offering or offerings of debt or equity securities or as otherwise contemplated by the Financing Commitment or any other permitted alternative financing, or otherwise of the type and form, and for the periods, customarily included in offering documents used to syndicate credit facilities of the type contemplated by the Financing Commitment or any other permitted alternative financing, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as the offering(s) of debt or equity securities contemplated by the Financing Commitment (excluding information of the type required by Rule 3-10 of Regulation S-X or other information customarily excluded, as applicable, from a preliminary offering memorandum or registration statement), or as otherwise required in connection with the permitted alternative and the transactions contemplated by this Agreement, or as otherwise necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt or equity securities contemplated by the Financing Commitment and any other permitted alternative financing.

“Estimated Balance Sheet” shall mean the estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time, to be prepared and delivered in accordance with Section 2.3(a).

“Estimated Closing Cash” shall mean the cash and cash equivalents reflected on the Estimated Balance Sheet.

“Estimated Net Working Capital” shall mean the amount that is the difference between (i) the consolidated current assets of the Company and its Subsidiaries as of the Effective Time as reflected on the Estimated Balance Sheet (excluding Estimated Closing Cash) and (ii) the consolidated current liabilities of the Company and its Subsidiaries as of the Effective Time as reflected on the Estimated Balance Sheet, including all Transaction Expenses Amounts and Benefit Payout Amounts not paid at or prior to the Closing, in each case calculated in accordance with the methodology set forth on Schedule 2.3, and with such current assets and current liabilities corresponding with the line items therefor set forth on Schedule 2.3.

“Export Approvals” shall have the meaning given in Section 4.18(b).

“Facilities” shall mean all buildings and improvements on the Leased Real Property and Owned Real Property used by the Company and its Subsidiaries in their businesses.

“Final Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time, to be prepared and delivered in accordance with Section 2.3.

“Final Closing Cash” shall mean the cash and cash equivalents reflected on the Final Balance Sheet.

“Final Closing Statement” shall have the meaning given in Section 2.3(c).

“Final Net Working Capital” shall mean the amount that is the difference between (i) the consolidated current assets of the Company and its Subsidiaries as of the Effective Time as reflected on the Final Balance Sheet (excluding Final Closing Cash) and (ii) the consolidated current liabilities of the Company and its Subsidiaries as of the Effective Time as reflected on the Final Balance Sheet, including all Transaction Expenses Amounts and Benefit Payout Amounts not paid at or prior to the Closing, in each case calculated in accordance with the methodology set forth on Schedule 2.3, and with such current assets and current liabilities corresponding with the line items therefor set forth on Schedule 2.3.

“Financial Statements” shall have the meaning given in Section 4.10.

“Financing” shall have the meaning given in Section 5.9.

“Financing Commitment” shall have the meaning given in Section 5.9.

“Financing Sources” shall mean the entity or entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the party or parties to the Financing Commitment and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto.

“FTC” shall have the meaning given in Section 6.4(b).

“Fundamental Representations” shall mean the representations and warranties in Sections 3.1, 3.5, 4.1, 4.5 and 4.6.

“GAAP” shall mean United States generally accepted accounting principles as in effect at the time of the preparation of the subject financial statement.

“Governmental Authority” shall mean any domestic or foreign court, arbitral body, administrative or governmental body, department, commission, board, agency or instrumentality, legislative, executive or regulatory authority or agency.

“Governmental Authorization” shall mean any consent, license, registration or permit issued or granted by any Governmental Authority or pursuant to any Law.

“Hazardous Materials” shall have the meaning given in Section 4.19(a)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean any liability for any of the following (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts in connection therewith) (i) any indebtedness of the Company or any of its Subsidiaries for borrowed money, (ii) any indebtedness of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property (including securities) or services (including any earnouts or holdbacks) with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which the Company or any of its Subsidiaries assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by the Company or any of its Subsidiaries (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities or obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations the Company or any of its Subsidiaries assures a creditor against loss, (vii) any indebtedness or liabilities secured by a Lien on the assets of the Company or any of its Subsidiaries, (viii) reimbursement obligations with respect to the letters of credit, performance bonds, surety bonds or similar instruments issued on behalf of the Company and its Subsidiaries, including, without limitation, those letters of credit listed on Schedule 8.4, but only, in each case, to the extent of any amounts drawn, called for payment or otherwise due and payable thereunder, (ix) any aggregate net negative position under all “swap agreements” as that term is defined in Section 101(53)(B) of title 11 of the Code excluding the ISDA Master Agreement dated as of March 8, 2011 between Fifth Third Bank and the Company and the three Confirmations issued in connection therewith dated December 14, 2011, March 26, 2012 and March 26, 2012 and (x) any pension withdrawal liabilities that are not shown as indebtedness on the Latest Balance Sheet, except to extent included as part of the Final Net Working Capital, provided, however, that notwithstanding any other provision of this Agreement, Indebtedness shall not include any of the liabilities or obligations of the Company or any of its Subsidiaries under, pursuant to or in connection with (A) the chassis consignment and floorplan agreements listed on Schedule I, (B) contingent reimbursement obligations with respect to the letters of credit, performance bonds, surety bonds or similar instruments issued on behalf of the Company and its Subsidiaries, including, without limitation, those letters of credit listed on Schedule 8.4, except, in each case, to the extent of any amounts drawn, called for payment or otherwise due and payable thereunder, (C) the equipment leases, if any, listed under subsection (vii) of Schedule 4.9(a), (D) the Leases listed on Schedule 4.12(c), (E) any guarantee by the Company or any of its Subsidiaries of the third party trade obligations of the Company or any of its Subsidiaries entered into in the ordinary course of business and included as part of the Final Net Working Capital, (F) any indebtedness of the Company or any of its Subsidiaries for money borrowed from the Company or any of its Subsidiaries and (G) customer deposits.

“Indebtedness Payoff Amount” shall have the meaning given in Section 2.2(a)(i).

“Indemnified Party” shall have the meaning given in Section 9.3(a).

“Indemnifying Party” shall have the meaning given in Section 9.3(a).

“Insurance Policies” shall have the meaning given in Section 4.16.

“Intellectual Property” shall mean (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (in both source code and object code form), data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and projections, and customer and supplier lists and information), (vii) internet domain names and web sites, (viii) registrations and applications for any of the foregoing and (ix) copies and tangible embodiments thereof (in whatever form or medium).

“IRS” shall mean the Internal Revenue Service of the United States.

“Key Customers” shall have the meaning given in Section 4.20.

“Key Suppliers” shall have the meaning given in Section 4.20.

“Knowledge” shall mean: (i) with respect to the Company, the actual knowledge, without investigation or inquiry, of each of the following individuals: Brad Walker, Doug Chapple, Dave Nick, James Miller and John Cannon; and (ii) with respect to Buyer, the actual Knowledge, without investigation or inquiry, of each of the following individuals: Richard Giromini and Mark Weber.

“Latest Balance Sheet” shall have the meaning given in Section 4.10.

“Law” shall mean any federal, state, local or foreign statute, law, treaty, order, judgment, rule, code, regulation, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including, without limitation, health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations and common law.

“Lease” or “Leases” shall have the meaning given in Section 4.12(c).

“Leased Real Property” shall mean all real property leased or subleased by the Company or one of its Subsidiaries and used or occupied in connection with such entity’s business in accordance with the Leases, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or are granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or one of its Subsidiaries thereunder.

“Liens” shall mean any lien, mortgage, deed of trust, deed to secure debt, security agreement, security interest, Tax lien, attachment, levy, charge, claim, concession, zoning or other restriction, imposition, pledge, encumbrance, easement, right-of-way, encroachment, conditional sale or title retention or sharing arrangement, or any other right or interest (including any reversionary interest) of others in property or assets (or the income or profits therefrom), whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

“Losses” shall have the meaning given in Section 9.1(a).

“Marketing Period” shall mean the first period of 30 consecutive calendar days after the date of this Agreement throughout which (i) Buyer shall have the Essential Marketing Information and such Essential Marketing Information is Compliant, (ii) the conditions set forth in Article VII are satisfied (other those to be satisfied simultaneously at Closing) and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VII to fail to be satisfied, assuming that such conditions were applicable at any time during such 30 consecutive calendar day period; provided, however, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (a) BDO USA, LLP shall have withdrawn its audit opinion with respect to any Financial Statements; (b) the Company shall have determined to restate any financial statement or financial information included in the Essential Marketing Information, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Essential Marketing Information has been amended or the Company has determined that no restatement will be required; or (c) the Essential Marketing Information would not be Compliant throughout and on the last day of such 30 consecutive calendar day period, in which case the Marketing Period will be deemed not to commence unless and until Buyer and the Financing Sources receive updated Essential Marketing Information that would be Compliant; provided, further, however, that if the Company shall in good faith reasonably believe that it has delivered the Essential Marketing Information and that such Essential Marketing Information is Compliant, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Buyer in good faith reasonably believes the Company has not completed delivery of the Essential Marketing Information or that such Essential Marketing Information is not or would not be Compliant and, within five Business Days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity the Essential Marketing Information that Buyer reasonably believes the Company has not delivered and/or the Essential Marketing Information that Buyer reasonably believes is not or will not be Compliant); provided, further, however, that the Marketing Period shall end on the second Business Day following any earlier date that is the date on which the Financing otherwise is obtained.

“Material Adverse Effect” shall mean any change, event, occurrence or condition which individually or in the aggregate has a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, other than any material adverse effect resulting from event, change, occurrence or condition arising out of or relating to (i) any general market, economic, financial, labor or political conditions in the United States or in any foreign country in which the Company and its Subsidiaries do business, including, without limitation, the United Mexican States and the United Kingdom; (ii) the custom-engineered stainless steel and aluminum equipment manufacturing industry generally, including, without limitation, the general demand for liquid tank trailers, storage tanks, vessels, barrier isolator systems and containment systems and fluctuations in the price and quality of raw materials and parts therefor; (iii) the announcement of the Agreement and/or the announcement of any of the transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement (including, without limitation, the loss of, or adverse change in, the relationship of the Company and its Subsidiaries with their customers, suppliers and employees); (iv) any outbreak or escalation of hostilities or act of terrorism involving, or any declaration of war by, the United States or any other country in which the Company and its Subsidiaries operate; (v) earthquakes, hurricanes, tornadoes, floods or other natural disasters; (vi) changes in applicable Laws; or (vii) changes in, or in the application of, GAAP; provided, that in the case of clauses (i), (ii), (iv), (v), (vi) or (vii) any and each such change, event, occurrence or condition does not have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, compared to the other companies operating in the same industries in which the Company and its Subsidiaries operate.

“Material Contracts” shall have the meaning given in Section 4.9(a).

“New Financing Commitment” shall have the meaning given in Section 5.9.

“Objection” shall have the meaning given in Section 2.3(c).

“Owned Real Property” shall have the meaning given in Section 4.12(a).

“PBGC” shall have the meaning given in Section 4.25(b).

“Permitted Liens” shall mean (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in the title policies and surveys provided to Buyer prior to Closing to the extent the same do not materially and adversely affect the Company’s current occupancy or use of the Real Property, (ii) Liens for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves in accordance with GAAP, (iii) Liens that are (A) easements, quasi easements, licenses, covenants, rights of way, utility agreements and other similar restrictions reflected in the title policies provided to Buyer prior to the date hereof and/or shown on a current ALTA/ACSM survey provided to Buyer prior to the date hereof of the applicable Real Property with all Table A requirements shown thereon or (B) zoning, building, land use and other similar restrictions, that in any case described in this clause (ii) do not materially impair the current use or occupancy of the Real Property, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company and its Subsidiaries for amounts not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements in accordance with GAAP, (v) Liens for which there are adequate reserves on the financial statements of the applicable Persons (if such reserves are required pursuant to GAAP) and (vi) those Liens that are specifically listed on Schedule I.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated entity, other legal entity or Governmental Authority.

“Petroleum Products” shall have the meaning given in Section 4.19(a)(iii).

“Post-Closing Tax Period” shall mean any Tax period (and the portion of any Straddle Period) beginning on or after the Closing Date.

“Post-Closing Tax Return” shall mean any Tax Return that is required to be filed for the Company and its Subsidiaries with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” shall mean any Tax periods (and the portion of any Straddle Period) ending on or before the Closing Date.

“Pre-Closing Tax Return” shall mean any Tax Return that is required to be filed for the Company and its Subsidiaries with respect to a Pre-Closing Tax Period.

“Purchase Price” shall mean $360,000,000, subject to adjustment as provided in Section 2.3.

“Real Property” shall mean all of the Owned Real Property and Leased Real Property.

“Recalls” shall have the meaning given in Section 4.23(c).

“Representatives” shall have the meaning given in Section 6.7.

“Review Period” shall have the meaning given in Section 2.3(c).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor Law, and regulations and rules issued pursuant to that Act or any successor Law.

“Seller” shall have the meaning given in the preamble to this Agreement.

“Seller Indemnified Parties” shall have the meaning given in Section 9.2(a).

“Seller Required Consents” shall have the meaning given in Section 3.4.

“Straddle Period” shall mean a Tax period or Tax year commencing before and ending after the Closing Date.

“Straddle Return” shall mean a Tax Return for a Straddle Period.

“Subsidiaries” and “Subsidiary” shall mean each entity in which at least 50% of such entity’s equity is owned, directly or indirectly, by the Company.

“Target Net Working Capital” shall mean $13,200,000, which has been calculated in accordance with the methodology set forth in Schedule 2.3.

“Tax” or “Taxes” shall mean any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, unclaimed property, other assessments or similar charges of any kind whatsoever, including interest and penalties imposed thereon and penalties imposed for failure to file or failure to file complete information and/or reporting Tax Returns.

“Tax Return” shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Claim” shall have the meaning given in Section 9.3(a).

“Transaction Expenses Amount” shall have the meaning given in Section 2.2(a)(ii).

“Transfer Regulations” shall have the meaning given in Section 4.20(c).

“UK Employee” shall mean any employee of the UK Subsidiary.

“UK Pension Arrangements” means the group personal pension plans provided in respect of the UK Employees operated by Scottish Equitable and Standard Life.

“UK Real Property” shall mean the Owned Real Property and Leased Real Property which is located in the United Kingdom.

“UK Subsidiary” shall mean Extract Technology Ltd, a private limited liability company registered in the UK with company number 05849921.

ARTICLE II
PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions of this Agreement, and in consideration of the Purchase Price to be paid by Buyer to Seller, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the Equity Interests, free and clear of all Liens. In addition, on the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer those deliveries required to be made at or prior to the Closing pursuant to Section 7.4 hereof, and Buyer shall deliver, or cause to be delivered, to Seller those deliveries required to be made at or prior to the Closing pursuant to Section 8.5 hereof.

2.2 Payment of Purchase Price.

(a) At least two Business Days prior to the Closing Date, the Company shall deliver to Buyer the following schedules:

(i) Schedule 2.2(a)(i) shall set forth each holder of Indebtedness as of the Closing Date and the aggregate amount of cash required to pay and discharge in full on the Closing Date all such Indebtedness, including accrued and unpaid interest, prepayment penalties or fees and other unpaid fees and expenses payable in respect of such Indebtedness through the Closing Date (the “Indebtedness Payoff Amount”), and wire transfer instructions and a mailing address for such holder;

(ii) Schedule 2.2(a)(ii) shall set forth each Person to whom fees, costs and expenses incurred by or on behalf of the Company and its Subsidiaries or Seller in connection with or as a result of the transactions contemplated by this Agreement are owed, the aggregate amount of cash required to pay and discharge in full on the Closing Date such fees, costs and expenses (collectively, the “Transaction Expenses Amount”), and wire transfer instructions and a mailing address for such Person;

(iii) Schedule 2.2(a)(iii) shall set forth each beneficiary under an Employee Benefit Plan to whom payments in connection with or as a result of the transactions contemplated by this Agreement are owed, the aggregate amount of cash required to pay and discharge in full on the Closing Date such payments (collectively, the “Benefits Payout Amount”), and wire transfer instructions and a mailing address for such Person; and

(iv) Schedule 2.2(a)(iv) shall set forth for Seller, its mailing address, its wire transfer instructions and its tax identification number.

(b) At the Closing, Buyer shall pay the Purchase Price as follows:

(i) On behalf of the Company, Buyer shall pay or cause to be paid to each holder of Indebtedness as of the Closing Date identified on Schedule 2.2(a)(i), by wire transfer of immediately available funds to an account designated by such holder on Schedule 2.2(a)(i), the portion of the Indebtedness Payoff Amount set forth beside such holder’s name on Schedule 2.2(a)(i).

(ii) On behalf of the Company, Buyer shall pay or cause to be paid to each Person identified on Schedule 2.2(a)(ii), by wire transfer of immediately available funds to an account designated by such person on Schedule 2.2(a)(ii), the portion of the Transaction Expenses Amount set forth beside such Person’s name on Schedule 2.2(a)(ii).

(iii) On behalf of the Company, Buyer shall pay or cause to be paid to each Person identified on Schedule 2.2(a)(iii), by wire transfer of immediately available funds to an account designated by such Person on Schedule 2.2(a)(iii), the portion of the Benefits Payout Amount set forth beside such Person’s name on Schedule 2.2(a)(iii); provided, however, that the Company shall be entitled to deduct and withhold from each such payment such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided further that any amounts required to be delayed to comply with Section 409A of the Code and the final regulations promulgated thereunder shall not be paid until the earliest date that such amount may be paid without incurring any taxes, penalties or interest under Section 409A of the Code. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.

(iv) Buyer shall deposit or cause to be deposited with the Escrow Agent, by wire transfer of immediately available funds to an account designated by the Escrow Agent in writing (the “Escrow Account”), the Escrow Amount in accordance with Section 2.4(a).

(v) After making the payments described in Sections 2.2(b)(i) through 2.2(b)(iv) above, Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account designated by Seller on Schedule 2.2(a)(iv), the balance of the Purchase Price (as adjusted pursuant to Section 2.3(a)).

2.3 Working Capital Adjustment.

(a) At least two Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a draft Estimated Balance Sheet, which shall be prepared in accordance with GAAP consistent with the Financial Statements, and a statement setting forth in reasonable detail Seller’s calculation of the Estimated Net Working Capital and the Estimated Closing Cash based upon the draft Estimated Balance Sheet, which shall be prepared in accordance with the methodology set forth on Schedule 2.3. The Estimated Balance Sheet and the calculation of the Estimated Net Working Capital and the Estimated Closing Cash shall be subject to Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. To the extent the sum of the Estimated Net Working Capital and the Estimated Closing Cash exceeds the Target Net Working Capital, then the portion of the Purchase Price paid by Buyer to Seller at Closing pursuant to Section 2.2(b)(iv) shall be increased by the amount of such excess. To the extent the sum of the Estimated Net Working Capital and the Estimated Closing Cash is less than the Target Net Working Capital, then the portion of the Purchase Price paid by Buyer to Seller at Closing pursuant to Section 2.2(b)(v) shall be reduced by the amount of such shortfall.

(b) Within 60 days following the Closing Date, Buyer shall prepare and deliver to Seller a draft Final Balance Sheet, which shall be prepared in accordance with GAAP consistent with the Financial Statements, and a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the Final Net Working Capital and the Final Closing Cash based upon the draft Final Balance Sheet, which shall be prepared in accordance with the methodology set forth on Schedule 2.3.

(c) Following its receipt from Buyer of the draft Final Balance Sheet and the Closing Statement, Seller shall have 30 days to review such Final Balance Sheet and the Closing Statement (and Seller shall have the right, at its own cost, to examine the work papers and financial records used or generated in connection with the preparation of the draft Final Balance Sheet and the Closing Statement and such other documents as Seller may reasonably request in connection with its review of the draft Final Balance Sheet and the Closing Statement) and to inform Buyer in writing of any disagreement that it may have with the draft Final Balance Sheet and the Closing Statement, which objection shall specify in reasonable detail Seller’s disagreement with the draft Final Balance Sheet and the Closing Statement (the “Objection”). If Buyer does not receive the Objection within such 30-day period, the draft Final Balance Sheet and the amount of the Final Net Working Capital and the Final Closing Cash set forth on the Closing Statement shall be deemed to have been accepted by Seller and shall become binding upon Seller, and the calculation of the Final Net Working Capital and the Final Closing Cash on the Closing Statement shall be the Final Net Working Capital and the Final Closing Cash, respectively. If Seller does timely deliver an Objection to Buyer, Buyer shall then have 15 days from the date of receipt of such Objection (the “Review Period”) to review and respond to the Objection (and Buyer shall have the right, at its own cost, to examine the work papers and financial records used or generated in connection with the preparation of the Objection and such other documents as Buyer may reasonably request in connection with its review of the Objection). Buyer and Seller shall attempt in good faith to resolve any disagreements with respect to the Final Balance Sheet and the determination of the Final Net Working Capital and the Final Closing Cash. If Buyer and Seller are unable to resolve all of their disagreements with respect to the Final Balance Sheet or the determination of the Final Net Working Capital and the Final Closing Cash within 10 days following the expiration of Buyer’s Review Period, Buyer and Seller shall promptly refer the dispute to the CPA Firm, which shall resolve such disagreements. Buyer and Seller shall direct the CPA Firm to use its reasonable best efforts to render its determination within 20 days after the dispute is first submitted to the CPA Firm. The CPA Firm, acting as certified public accountants and not arbitrators, shall issue a determination which shall be conclusive and binding upon Buyer and Seller. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm. The Final Balance Sheet, the Final Net Working Capital and the Final Closing Cash as determined by the CPA Firm shall be the Final Balance Sheet, the Final Net Working Capital and the Final Closing Cash, respectively. The Closing Statement as agreed to by Buyer and Seller or as determined by the CPA Firm shall be referred to as the “Final Closing Statement.”

(d) To the extent that the sum of the Final Net Working Capital and the Final Closing Cash on the Final Closing Statement exceeds the sum of the Estimated Net Working Capital and the Estimated Closing Cash, then Buyer shall pay, within two Business Days of the determination of the Final Net Working Capital and the Final Closing Cash as provided in Section 2.3(c), to Seller in cash, by wire transfer of immediately available funds to the account designated by Seller in writing, the amount of such excess. To the extent that the sum of the Final Net Working Capital and the Final Closing Cash reflected on the Final Closing Statement is less than the sum of the Estimated Net Working Capital and the Estimated Closing Cash, then Seller shall pay, within two Business Days of the determination of the Final Net Working Capital and the Final Closing Cash as provided in Section 2.3(c), to Buyer in cash, by wire transfer of immediately available funds to the account designated by Buyer in writing, the amount of such shortfall, provided, however, that if Seller fails to pay such shortfall to Buyer within the aforementioned time period, Buyer shall be permitted to direct the release of such shortfall to Buyer from the Escrow Account, provided, further, however, that Seller shall not be relieved of any liability with respect to such shortfall notwithstanding its release from the Escrow Account and Seller shall be responsible for any costs and expenses incurred by Buyer in connection with the enforcement of this Section 2.3(d).

(e) If any unresolved objections are submitted to the CPA Firm for resolution as provided above, the fees and expenses of the CPA Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the relationship the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims that the appropriate adjustments are $1,000 greater than the amount determined by Seller, and if the CPA Firm ultimately resolves such claim by awarding to Buyer $300 of the $1,000 contested, then the fees, costs and expenses of the CPA Firm will be allocated 70% to Buyer and 30% to Seller.

(f) Any payments due under this Section 2.3 shall bear interest from the Closing Date to the date of actual payment(s) at a rate equal to the “prime rate” adjusted on a daily basis as published from time to time in The Wall Street Journal.

(g) Notwithstanding any provision set forth in this Section 2.3 or elsewhere in this Agreement to the contrary, there is no general agreement among the parties to submit disputes under this Agreement to arbitration.

2.4 Escrow Amount.

(a) At Closing, Buyer shall deposit $10,000,000 (the “Escrow Amount”) with SunTrust Bank, a Georgia banking corporation, as escrow agent (“Escrow Agent”), pursuant to the terms of an escrow agreement by and among the Escrow Agent, Buyer and Seller in the form attached hereto as Exhibit 2.4 (the “Escrow Agreement”), to be used to satisfy Losses, if any, for which the Buyer Indemnified Parties are entitled to indemnification or reimbursement in accordance with Section 9.1.

(b) On the first anniversary of the Closing Date (the “Escrow Termination Date”), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Seller any amount remaining in the Escrow Account, less an amount sufficient to cover any outstanding and unpaid indemnification claims pursuant to Article IX (whether disputed or undisputed) made on or prior to the Escrow Termination Date. Any such withheld amount shall remain in the Escrow Account and shall be paid either to Buyer or Seller as determined upon final resolution of each such claim in accordance with the indemnification provisions of Article IX hereof and the terms of the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Organization. Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) has full limited liability company power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held, and (iii) is duly qualified or licensed to transact business as a foreign limited liability company, and is in good standing, in each jurisdiction where the failure to be so qualified would reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby.

3.2 Authorization; Enforceability. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when executed and delivered by Seller, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or in equity. Seller has the necessary right, power, authority to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which Seller is a party. The execution and delivery by Seller of this Agreement and the other documents and instruments required hereby to which Seller is a party, and the performance of the covenants and agreements hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company actions of Seller.

3.3 No Violation or Conflict. The execution, delivery and performance by Seller of this Agreement and all of the other agreements, documents and instruments required hereby to which Seller is or will be a party do not and will not conflict with or violate the organizational documents of Seller or any Law, Governmental Authorization rule, regulation, judgment, order or decree binding on Seller, except where in each such case such conflict or violation would not either reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby or be material to the Company and its Subsidiaries taken as a whole.

3.4 No Consents. Except for the consents specifically identified in Schedule 3.4 attached hereto (the “Seller Required Consents”), and except for notices, consents, approvals and authorizations already given or obtained, no material consent of any other Person, and no material notice to, filing or registration with, or consent, approval or authorization of, any court or Governmental Authority is necessary or is required to be made or obtained by such in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

3.5 Title to Equity Interests. Seller owns good and valid title to the Equity Interests, free and clear of any and all Liens other than Liens that will be released at Closing. Upon Buyer’s payment to Seller of the portion of the Purchase Price required to be paid to Seller, Buyer will own good and valid title to the Equity Interests, free and clear of any and all Liens, and good and valid title to the Equity Interests, free and clear of any and all Liens, will pass to Buyer.

3.6 Fees and Expenses of Brokers and Others. Seller is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and Seller has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that (i) the Company, on behalf of Seller, has engaged Harris Williams & Co. in connection with such transactions and all of the unpaid fees and expenses of Harris Williams & Co. in connection with such engagement shall be included in the Transaction Expenses Amount paid at Closing pursuant to Section 2.2(a)(ii), and (ii) the Company, on behalf of Seller, has engaged Insight Equity Management Company LLC in connection with such transactions and all of the fees and expenses of Insight Equity Management Company LLC in connection with such engagement shall be included in the Transaction Expenses Amount paid at Closing pursuant to Section 2.2(a)(ii).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as follows:

4.1 Organization of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has full limited liability company power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. The Company is duly qualified or licensed to transact business as a foreign limited liability company, and is in good standing, in each jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; Enforceability. This Agreement is, and the other documents and instruments required hereby to which the Company is a party will be, when executed and delivered by the Company, the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or in equity. The Company has the necessary right, power and authority to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which it is a party. The execution and delivery by Company of this Agreement and the other documents and instruments required hereby to which Company is a party, and the performance of the transactions provided for herein and therein, have been duly and validly authorized by all necessary limited liability company actions of the Company.

4.3 No Violation or Conflict. The execution, delivery and performance by the Company of this Agreement and all of the other agreements, documents and instruments required hereby to which the Company is or will be a party do not and will not (i) conflict with or violate (A) the organization documents of the Company or its Subsidiaries, (B) any Law, Governmental Authorization rule, regulation, judgment, order or decree binding on the Company or its Subsidiaries or (C) any Material Contract or Governmental Authorization (other than those conflicts or violations in respect of which Company Required Consents must be obtained), (ii) give any party to any Material Contract any right of termination, cancellation, acceleration or modification thereunder or the right to declare a default (or an event which with notice, lapse of time or both would constitute a default) thereunder (other than those rights of termination, cancellation, acceleration or modification or right to declare a default in respect of which Company Required Consents must be obtained) or (iii) result in the imposition of any Lien (other than a Permitted Lien) upon any of the assets of the Company or any of its Subsidiaries; provided, however, with the exception in the case of (i)(B), (i)(C) and (ii), where such event would not either reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby or be material to the Company and its Subsidiaries taken as a whole.

4.4 No Consents. Except for the consents specifically identified on Schedule 4.4 attached hereto (the “Company Required Consents”) and the applicable requirements of the HSR Act, and except for notices, consents, approvals and authorizations already given or obtained, no material consent of any other Person, and no material notice to, filing or registration with, or consent, approval or authorization of, any court or Governmental Authority is necessary or is required to be made or obtained by the Company or any of the Company’s Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby by the Company.

4.5 Capitalization. The Equity Interests represent all of the issued and outstanding limited liability company interests of the Company and have been duly authorized and validly issued. None of the outstanding Equity Interests were issued in violation of, or, at Closing, will be subject to, any preemptive right, right of first refusal or other similar right. All of the outstanding Equity Interests were offered and sold in compliance with all applicable Laws. There are no options, warrants, stock option plans, stock bonus plans or other rights to subscribe for or purchase any limited liability company interest in the Company or securities or Indebtedness convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any limited liability company interest in the Company, nor is the Company committed to issue any such option, warrant or other similar right.

4.6 Subsidiaries. Schedule 4.6 sets forth a list of each of the Company’s Subsidiaries. Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization identified on Schedule 4.6, (ii) has full entity power and authority to carry on its business as it is currently conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held, and (iii) is duly qualified or licensed to transact business as a foreign entity, and is in good standing, in each jurisdiction where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect. Schedule 4.6 lists for each Subsidiary the amount of its authorized equity interests, the amount of its outstanding equity interests and the record owners of such equity interests. All of the outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company, or Subsidiaries wholly owned by the Company, free and clear of all Liens other than Liens that will be released at Closing. There are no outstanding options, warrants or similar rights with respect to, or securities or Indebtedness convertible into or exchangeable for, the equity interests of any Subsidiary. In relation to the UK Subsidiary, no (i) resolution has been passed or (ii) legal proceedings have been started or, to the Knowledge of the Company, threatened against it, in each case, for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

4.7 Litigation. Except as set forth on Schedule 4.7, there are no material claims, actions, suits, approvals, investigations, informal objections, complaints, charges, orders or proceedings pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries before any Governmental Authority, nor, to the Knowledge of the Company, is there any valid basis for any such suit, action, proceeding, investigation, complaint, claim, charge or order. Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries is subject to, and neither the Company nor any of its Subsidiaries is bound by, any material judgment, order or decree of any Governmental Authority.

4.8 Title to and Sufficiency of Assets. Except as set forth on Schedule 4.8, the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in or a valid right to use, all of their assets (other than Real Property, which shall be governed by Section 4.12) free and clear of all Liens other than Permitted Liens and Liens that will be released at Closing. The assets of the Company and its Subsidiaries include all of the tangible and intangible assets, properties and rights necessary to conduct the Company’s and its Subsidiaries’ businesses as presently conducted.

4.9 Material Contracts.

(a) Except as listed or described on Schedule 4.9(a), neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral leases, agreements, licenses, instruments, commitments or other contracts or legally binding contractual commitments (“Contracts”) that are of a type described below, other than any Employee Benefit Plans or Leases (such Contracts listed or described on Schedule 4.9(a) being collectively referred to as the “Material Contracts”):

(i) any collective bargaining arrangement with any labor union;

(ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $250,000;

(iii) any Contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments in excess of $250,000;

(iv) any Contract relating to Indebtedness;

(v) any Contract granting any Person a Lien (other than Permitted Liens or Liens that will be released at Closing) on all or any part of the assets of the Company or any of its Subsidiaries;

(vi) any Contract relating to (A) the purchase, sale, lease or disposal of any equity interest or other securities of the Company or any of its Subsidiaries or (B) the purchase, sale or disposal of any assets of the Company or any of its Subsidiaries other than in the ordinary and usual course of business consistent with past custom and practice (including any Contract granting to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any of the assets of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out”, or other contingent payment or guarantee obligations;

(vii) any Contract under which the Company or any of its Subsidiaries is (i) a lessee or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property or (ii) a lessor of any personal property, in each case having an original value in excess of $250,000;

(viii) any Contract limiting, restricting or prohibiting the Company or any of its Subsidiaries from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person or to solicit any Person for employment;

(ix) any Contract with a Key Customer or Key Supplier;

(x) any Contract relating to the use by a third party of the Company’s Intellectual Property;

(xi) any joint venture, partnership, agency or distribution Contract;

(xii) any Contract with a Governmental Authority or subcontract where the prime contract is with a Governmental Authority;

(xiii) any employment Contract with any employee or Contract with an independent contractor or a consultant with an annual total compensation or severance or termination payment in excess of $250,000;

(xiv) any Contract containing any covenant granting “most favored nation” status;

(xv) any management service, maintenance or any other similar Contracts (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than $250,000; and

(xvi) any Contract in which the Company or any of its Subsidiaries (A) has commitments to make payments or (B) reasonably expects to receive payments, in each case in excess of $250,000 in the 12 calendar months following the date hereof.

(b) The Company has made available to the Buyer a true and complete copy of each written Material Contract, including all amendments and other modifications thereto. Except as set forth on Schedule 4.9(b), each Material Contract is a valid and binding obligation of the Company and/or its Subsidiaries and, to Company’s Knowledge, of each other party thereto, enforceable in accordance with its terms, subject only to bankruptcy, insolvency reorganization, moratorium and other Laws affecting the rights of creditors generally and principles of equity. Except as set forth on Schedule 4.9(b), each of the Material Contracts is in full force and effect and, to Company’s Knowledge, is not subject to any claims, charges, setoffs or defenses. Except as set forth on Schedule 4.9(b), to the Knowledge of the Company, the Company and its Subsidiaries have performed all obligations required to be performed by them prior to the date hereof under the Material Contracts and are not in breach or default thereunder nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default.

4.10 Financial Statements. Set forth on Schedule 4.10 are copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011 (the “Latest Balance Sheet”), December 31, 2010 and December 31, 2009 and the audited consolidated statements of income and cash flows of the Company and its Subsidiaries for each of the periods then ended (the “Financial Statements”). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations, changes in partners’ capital and cash flows of the Company and its Subsidiaries for the periods covered thereby.

4.11 Absence of Undisclosed Liabilities. There are no material liabilities, debts, or obligations of, or claims against the Company or its Subsidiaries of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), including, without limitation, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof except (i) as and to the extent reflected or reserved against on the Latest Balance Sheet; (ii) those incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with prior practice and normal in amount and which do not arise from or relate to breaches of any Contract or violations of Law; (iii) those that have been or will be discharged or paid in full prior to the date hereof or the Closing Date; (iv) liabilities incurred in accordance with this Agreement and (v) liabilities disclosed on Schedule 4.11.

4.12 Real Property.

(a) Schedule 4.12(a) constitutes a complete and accurate list of all real property owned by the Company or one of its Subsidiaries and used in connection with such entity’s business together with all improvements and fixtures located thereon and all easements, rights-of-way and other appurtenants thereto (the “Owned Real Property”).

(b) Except as set forth on Schedule 4.12(b), with respect to each Owned Real Property:

(i) the Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property free and clear of all Liens, except for Permitted Liens and Liens that will be released at Closing;

(ii) there are no pending or, to the Knowledge of the Company, threatened condemnation, appropriation or expropriation proceedings (or negotiations regarding transfers in lieu thereof), lawsuits or administrative actions relating to any of the Owned Real Property, the Facilities or any portion thereof, or other legal matters adversely affecting the current use, occupancy or value thereof;

(iii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property;

(iv) there are no outstanding options or rights of first offer or rights of first refusal to purchase, lease or otherwise gain title to the Owned Real Property, the Facilities or any portion thereof or interest therein; and

(v) neither the Company nor any of its Subsidiaries are in arrears with any outgoings of the UK Real Property (such outgoings including, but not limited to, uniform business rates, water rates and insurance premiums, and in the case of leasehold properties, rent and service charges).

(c) Except as set forth on Schedule 4.12(c), neither the Company nor any of its Subsidiaries leases, subleases, licenses or occupies any real property not owned by the Company or its Subsidiaries that is used or occupied by, or necessary for the conduct of the businesses of the Company and its Subsidiaries. Schedule 4.12(c) sets forth a complete and accurate list of all leases, subleases, concessions, licenses and other occupancy agreements relating to the Leased Real Property including all amendments, modifications, extensions, renewals, guarantees and other agreements with respect thereto (collectively, “Leases”) (whether written or oral), the name of each lessor, any sublessors, and the address for each such Leased Real Property. The Company has delivered to Buyer a true, correct and complete copy of each such Lease (and in the case of any oral Lease, a written summary of the material terms of such Lease).

(d) Except as set forth on the attached Schedule 4.12(d), with respect to each of the Leases:

(i) such Lease is (A) a legal, valid and binding obligation of the Company or one of its Subsidiaries, and to the Knowledge of the Company, of the other party thereto, (B) enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and principles of equity, and (C) in full force and effect;

(ii) assuming the Company Required Consents are obtained, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, will not give the landlord the right to terminate such Lease and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of any such Lease has not been disturbed and, to the Knowledge of the Company, there are no disputes with respect to such Lease;

(iv) neither the Company, its Subsidiaries nor, to the Knowledge of the Company, the other party to such Lease, is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, (A) could reasonably be expected to constitute a breach or default by the Company or its Subsidiaries, or permit the termination or modification of such Lease or acceleration of rent under such Lease or (B) could reasonably be expected to constitute a breach or default by any other party to such Lease;

(v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(vi) neither the Company nor any of its Subsidiaries owes, nor will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii) neither the Company nor any of its Subsidiaries has assigned, subleased, licensed or otherwise granted any other party the right to use or occupy such Leased Real Property or any portion thereof;

(viii) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in such Lease or any interest therein;

(ix) to the Knowledge of the Company, there are no pending or threatened condemnation, appropriation or expropriation proceedings (or negotiations regarding transfers in lieu thereof), lawsuits or administrative actions relating to any of the Leased Real Property or any portion thereof, or other legal matters adversely affecting the current use, occupancy or value thereof; and

(x) to the Knowledge of the Company, there are no Liens on the leasehold or underlying fee interest that materially and adversely affect the current operation of the Company’s or its Subsidiaries’ businesses therein.

(e) With respect to the Real Property:

(i) To the Knowledge of the Company, each parcel of the Real Property has adequate rights of way and access to public ways and all water, sewer, sanitary sewer and storm drain facilities, community services and all public utilities necessary for the operation of the business of the Company and its Subsidiaries as currently conducted at such Real Property; and

(ii) Neither the Company nor any of its Subsidiaries has received any written notice of a material violation of any Law or Lien (other than Permitted Liens) with respect to the Real Property.

(f) Neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or interest in real property.

(g) The Company has made available to Buyer true, correct and complete copies of: (i) each deed in the Company’s or its Subsidiaries’ possession by which the Company or its Subsidiaries acquired title to the Owned Real Property; (ii) each policy of title insurance in effect in the Company’s possession and any title report in the Company’s possession with respect to the Owned Real Property and Leased Real Property, and (iii) the most recent survey or surveys in the Company’s or its Subsidiaries’ possession with respect to the Owned Real Property and Leased Real Property.

(h) To the Knowledge of the Company, there are no tax abatements or exemptions specifically affecting the Real Property. Neither the Company nor any of its Subsidiaries has received any written notice of any (and, to the Knowledge of the Company, there are no) proposed material increase(s) in the assessed valuation of the Owned Real Property or of any proposed public improvement assessments.

(i) Other than the Owned Real Property and the Leased Real Property, neither the Company nor any of its Subsidiaries has any interest in or existing or contingent obligation with respect to any real property.

4.13 Intellectual Property.

(a) Schedule 4.13(a) sets forth a true and correct list of all of the following Intellectual Property owned, directly or indirectly, by the Company and its Subsidiaries: (i) registered or patented Intellectual Property (and any pending applications therefor), (ii) computer software other than off-the-shelf computer application software and (iii) material unregistered Intellectual Property. The Company and its Subsidiaries own and possess the entire right, title and interest in and to all Intellectual Property set forth on Schedule 4.13(a), free and clear of all Liens (other than Permitted Liens and Liens that will be released at Closing). The Company and its Subsidiaries own and possess the entire right, title, and interest in and to, or have a valid and enforceable right to use (pursuant to a written license agreement set forth on Schedule 4.13(a) or licenses of off-the-shelf desktop computer application software having a license fee per user of less than $500), all other Intellectual Property used in or necessary for the operation of their businesses as presently conducted (together with the Intellectual Property set forth on Schedule 4.13(a), the “Company’s Intellectual Property”).

(b) Neither the Company nor any of its Subsidiaries has infringed upon or misappropriated the Intellectual Property of others. Neither the Company nor any of its Subsidiaries (i) has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property of any other Person (including, without limitation, any demands or unsolicited offers to license any Intellectual Property from any other Person) or (ii) has received any written notice challenging or questioning the validity, enforceability, use or ownership of any of the Company’s Intellectual Property.

(c) To the Knowledge of the Company, no Person is infringing or violating any of the Company’s Intellectual Property.

(d) The Company and its Subsidiaries have used commercially reasonable efforts to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. Except in the ordinary course of business (and then on a confidential basis), no material disclosure has been made by the Company or its Subsidiaries, as applicable, to a third party of any confidential information, trade secrets or other proprietary information belonging to the Company or its Subsidiaries.

(e) Except as noted in Schedule 4.13(a), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated herein will result in any material impairment or loss of any of the Company’s Intellectual Property.

4.14 Books and Records. The books and records of the Company and its Subsidiaries are complete and correct in all material respects, reflect actual, bona fide transactions, have been maintained in accordance with the Company’s and its Subsidiaries’ normal business practices and the requirements, in all material respects, of applicable Law, and are in the physical possession of the Company or its Subsidiaries.

4.15 Internal Controls. The Company has implemented and maintains a system of internal controls, policies and procedures over financial reporting that are designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP. During the past three years, there has not been, nor does the Company have Knowledge of, (a) any material deficiency or material weakness in the design or operation of the internal controls over financial reporting of the Company or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company.

4.16 Insurance. Schedule 4.16 is a correct and complete list and description, including policy number, coverage, deductible and expiration dates of all insurance policies (the “Insurance Policies”) owned or held by the Company and its Subsidiaries, correct and complete copies of which policies have previously been made available to Buyer. All premiums due on the Insurance Policies have been paid and there exists no breach by the insured under any such policy which gives the insurer the right thereunder to terminate such policy. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of or intent to cancel any of the Insurance Policies or of increase or intent to increase the premiums for such policies. The Insurance Policies (a) are sufficient for compliance by the Company and its Subsidiaries with the requirements in all material respects of applicable Law and of all Contracts to which the Company or any Subsidiary is a party and (b) to the Knowledge of the Company, are valid and outstanding policies enforceable against the insurer.

4.17 Tax Matters. Each of Seller, the Company and its Subsidiaries have timely filed (taking into account all properly granted extensions) all Tax Returns they were required to file, after giving effect to all applicable extension periods, and have paid all Taxes due and payable (whether or not shown or required to be shown on any Tax Return). There are no Liens for Taxes upon the assets of the Company or its Subsidiaries except for current Taxes incurred in the ordinary course of business that are not yet due and payable (including real estate property Taxes) and otherwise reserved for in the Financial Statements. There is no current or pending audit or other administrative or judicial proceeding relating to any Tax Return filed or required to be filed with respect to the Company’s or any of its Subsidiaries’ businesses or any of their assets. None of the Company or any of its Subsidiaries has waived any statutes of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to any currently open Tax period. The Company and its Subsidiaries have complied with all withholding Tax requirements. Neither the Company nor any of its Subsidiaries has elected to be classified as an association taxable as a corporation for United States tax purposes. None of Seller, the Company or any Subsidiary is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Treas. Reg. §1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries has a permanent establishment or fixed place of business in any country other than the jurisdiction of its organization.

4.18 Compliance with Law.

(a) Except as set forth on Schedule 4.18(a), the Company and its Subsidiaries are, and, have been since January 1, 2007, in material compliance with all applicable Laws relating to the operation of their businesses or the ownership or use of their assets. Except as set forth on Schedule 4.18(a), no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes a material violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to materially comply with, any applicable Law relating to the operation of their businesses. Except as set forth on Schedule 4.18(a), neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2009, any notice or other communication (whether written or, to the Knowledge of the Company, oral) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to materially comply with, or any material liability under any Law in connection with the operation of their businesses.

(b) The Company and each of its Subsidiaries has at all times since January 1, 2007 conducted its export transactions in all material respects in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company or any of its Subsidiaries conducts business or has a presence. Without limiting the foregoing: (A) the Company and each of its Subsidiaries have obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for the export and re-export of products, services, software and technologies and releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), (B) the Company and each of its Subsidiaries are in material compliance with the terms of all applicable Export Approvals, (C) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals, (D) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and (E) no Export Approvals for the transfer of export licenses to Buyer are required, or such Export Approvals can be obtained expeditiously without material cost.

(c) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Control, United States Department of Treasury.

4.19 Environmental Matters.

(a) Definitions. When used in this Agreement:

(i) “Environmental Laws” means all applicable federal, state, local or municipal, international, and foreign laws, treaties, orders, decrees, directives, decisions, statutes, ordinances, codes, rules, standards, requirements, and regulations of any Governmental Authority imposing liability, obligations, or standards of conduct for or relating to the protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), natural resources, or any pollutant or contaminant that in specified quantities or concentrations would have an adverse impact on human health or the environment. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any amendment or reauthorization thereto or thereof.

(ii) “Hazardous Materials” shall mean (A) any solid waste, radioactive materials, infectious medical waste, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), Petroleum Products, and radon gas; (B) any waste, material or substance that is listed, defined, regulated, designated, or classified by any Environmental Laws to be hazardous, ignitable, corrosive, radioactive or toxic; and (C) any material or substance that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste” or “toxic substance” under any Environmental Laws.

(iii) “Petroleum Products” shall mean gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products or substances or materials derived from any petroleum products.

(b) Except as set forth on Schedule 4.19(b), there has been no release, use, storage, treatment, manufacture, transport, handling or disposal of any Hazardous Materials by the Company or its Subsidiaries or, to Company’s Knowledge, any Person other than the Company or its Subsidiaries, on, under, at, from or in any way affecting any real properties (i) now owned, leased or operated by the Company or its Subsidiaries or (ii) previously owned, leased or operated by the Company or its Subsidiaries during such time that the Company or its Subsidiaries previously owned, leased or operated such properties, where such release, use, storage, treatment, manufacture, transport, handling, or disposal of Hazardous Materials currently gives rise to or would reasonably be expected to give rise to material liabilities or material obligations under Environmental Laws or with respect to Hazardous Materials, of the Company or its Subsidiaries.

(c) Except as set forth on Schedule 4.19(c), neither the Company nor any of its Subsidiaries has arranged, by contract, agreement or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or would reasonably be expected to be subject to material liability for the investigation or remediation of such location pursuant to Environmental Laws.

(d) Except as set forth on Schedule 4.19(d), neither the Company nor any of its Subsidiaries has received any information requests from any Governmental Authority pursuant to any Environmental Laws or any notices or claims alleging that the Company or any of its Subsidiaries is a responsible party in connection with any claim or notice asserted pursuant to CERCLA or any analogous state superfund law.

(e) Except as set forth on Schedule 4.19(e), no Real Property, and, to the Knowledge of the Company, no property to which Hazardous Materials originating on or from such properties or the business or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation or Liability Information System or on any other governmental database or list of properties that may require investigation or material remediation under Environmental Laws.

(f) Except as set forth on Schedule 4.19(f), Seller has made available to Buyer copies of all environmental assessments, reports, audits and other material documents in the possession or under the control of Seller, the Company or any of its Subsidiaries, that (i) address material environmental issues relating to the operations of the Company or (ii) relate to the Company or any of its Subsidiaries’ material compliance with Environmental Laws, or any present or past material environmental condition of any Real Property or other real property that the Company or any of its Subsidiaries formerly owned, operated or leased.

(g) Schedule 4.19(g) contains a list of the Company’s and its Subsidiaries’ material Governmental Authorizations under Environmental Laws, that are required for the operation of the Company’s business and the ownership or use of its assets, in all cases, in material compliance with Environmental Laws.

(h) Except as set forth on Schedule 4.19(h)(i), the disclosures that Bulk Tank International, S. de R.L. de C.V. made to the Government of the State of Guanajuato and to the Federal Ministry of the Environment and Natural Resources regarding environmental compliance at the Guanajuato, Mexico facility, were true, accurate and complete in all material respects when they were made and were made in material compliance with applicable Environmental Laws. Except as set forth on Schedule 4.19(h)(ii), Bulk Tank International, S. de R.L. de C.V., is taking corrective actions as required by Environmental Laws with respect to the matters so disclosed in compliance with applicable requirements.

(i) Notwithstanding any other provision of this Agreement, this Section 4.19 and Sections 4.7, 4.18(a) and 4.28 contain the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to the matters covered by this Section 4.19 relating to the release, use, storage, treatment, manufacture, transport, handling or disposal of any Hazardous Materials, the exposure of any Person to any Hazardous Materials, notices and orders relating to Environmental Laws, Governmental Authorizations or other documents relating to compliance with Environmental Laws, the liability of the Company pursuant to any Environmental Law, and/or the violation of any Environmental Law or any Governmental Authorization by the Company.

4.20 Labor Matters.

(a) Except as set forth in Schedule 4.20(a), neither the Company nor its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or its Subsidiaries. Schedule 4.20(a) contains a true and complete list of all individuals who are employed by or engaged to perform services for the Company and its Subsidiaries on the date hereof, the title or department and rate of compensation of each such employee, job classification (exempt/nonexempt) and the amount of any accrued bonuses, personal time and vacation as of the date hereof. Since January 1, 2009 neither the Company nor its Subsidiaries has misclassified its employees (including the proper classification of workers as independent contractors and consultants), or experienced any strike, picketing, boycott, work stoppage or slowdown or other similar type of labor dispute nor, to the Knowledge of the Company, is any organizing effort threatened against it. There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries for unfair labor practices within the meaning of the National Labor Relations Act. To the Knowledge of the Company, there is no existing labor union representation petition for the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice from any union or their employees setting forth demands for representation, election or for present or future changes in wages, terms of employment or working conditions. Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, compensation, hours, bonus, overtime, health and safety, equal opportunity, immigration, collective bargaining and the payment of social security, wage, payroll and other Taxes. Except as set forth on Schedule 4.20(a), there is no pending or, to the Knowledge of the Company, threatened claim, charge or complaint alleging violations of any labor or employment law, including claims of unfair labor practice, employment discrimination, wrongful termination or similar matters against the Company or any of its Subsidiaries relating to the employment of labor. Since January 1, 2009, there have been no audits of the wages paid to the employees of the Company or its Subsidiaries or the equal employment opportunity practices of the Company and its Subsidiaries, and, to the Knowledge of the Company, no basis for such audit exists. Except as set forth on Schedule 4.20(a), neither the Company nor any of its Subsidiaries has any severance agreement or other arrangement with respect to severance with any employee. As of the date hereof, to the Knowledge of the Company, no director, officer or individual listed on Schedule 6.5 has indicated to the Company or has an intention to terminate his or her employment with the Company (other than the resignations of directors from their positions as directors at the Closing).

(b) No person other than a UK Employee is employed or engaged by the UK Subsidiary, or spends a substantial proportion of his or her working time in connection with the UK Subsidiary’s business.

(c) Neither the Company nor any of its Subsidiaries has been party to the transfer of an undertaking or service provision change as defined in the Transfer of Undertakings (Protection of Employment) Regulations of 1981 or 2006 (the “Transfer Regulations”) or failed to comply with a duty to inform and consult an independent trade union, works council or employee representative body under the Transfer Regulations.

(d) No person other than a UK Employee has been offered or accepted an offer of employment to work for the UK Subsidiary as a senior employee. Within the period of one year ending on the Closing Date, no payment has been made by the UK Subsidiary to a present or former UK Employee in connection with the termination (whether actual or proposed) or suspension (whether actual or proposed) of the employee’s employment, except a payment that (i) was due under an employment contract or (ii) was the minimum required by Law.

4.21 Key Suppliers and Customers.

(a) Schedule 4.21(a) lists the 20 largest suppliers (the “Key Suppliers”) and the 20 largest dealers and customers (the “Key Customers”) of the Company and its Subsidiaries during the 12-month period ended on December 31, 2011.

(b) Except as set forth on Schedule 4.21(b), as of the date hereof:

(i) There are no material outstanding or, to the Knowledge of the Company, threatened disputes with any of the Key Suppliers or Key Customers; and

(ii) None of the Company or its Subsidiaries has received any written notice that any Key Supplier or Key Customer, whether as a result of any of the transactions contemplated hereby or otherwise, has ceased, or will cease, to do business with the Company or its Subsidiaries.

4.22 Inventory.

(a) All of the Company’s and its Subsidiaries’ inventories reflected on the Latest Balance Sheet:

(i) consist of such quality and quantity as to be usable by the Company or any Subsidiary in its ordinary course of business and, with respect to finished goods, are in a condition such that they can be sold in the ordinary course of business, subject to reserves for unrealizable or obsolete inventory reflected in the Latest Balance Sheet, free and clear of all Liens except Permitted Liens; and

(ii) have been properly recorded in the books and records of the Company in accordance with GAAP applied consistent with past practice.

(b) Inventories now on hand that were purchased after the date of the Latest Balance Sheet were purchased in the ordinary course of business of the Company or its Subsidiaries consistent with past practice. Except as set forth on Schedule 4.22(b), neither the Company nor its Subsidiaries are in possession of any inventory not owned by the Company or any Subsidiary, including goods already sold. The inventory levels maintained by the Company and its Subsidiaries: (i) are not excessive in any material respect in light of the Company’s or its Subsidiaries’ normal operating requirements and (ii) are adequate in all material respects for the conduct of the Company’s and its Subsidiaries’ operations in the ordinary course of business. Neither the Company nor any of its Subsidiaries is under any Liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business.

4.23 Warranties; Recalls; Product Liability.

(a) Except as provided in the terms and conditions of any Contract made available to Buyer, neither the Company nor any Subsidiary has given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company or its Subsidiaries, other than standard warranties and indemnities arising in the ordinary course of business and imposed by Law.

(b) To the Knowledge of the Company, except as set forth on Schedule 4.23(b), and except to the extent of the product warranty reserves set forth on the Latest Balance Sheet, there are, as of the date hereof, no material breaches of express or implied warranties or representations that involve any product manufactured by the Company or any of its Subsidiaries.

(c) Except as set forth on Schedule 4.23(c) (i) there has not been any recall, rework, retrofit or post-sale general consumer warning (collectively, “Recalls”) of any Company product, or to the Knowledge of the Company, any investigation or consideration of or decision made by any Person concerning whether to undertake or not to undertake any such Recalls, and (ii) neither the Company nor any Subsidiary has received any written notice or, to the Knowledge of the Company, any notice from any Governmental Authority or any other Person in respect of the foregoing.

(d) Except as set forth on Schedule 4.23(d), there is no pending or, to the Knowledge of the Company, threatened suit, action, proceeding against the Company or, to the Knowledge of the Company, any claim or investigation pending with respect to the Company or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of the Subsidiaries.

4.24 No Adverse Change. Since the date of the Latest Balance Sheet, (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, (ii) without limiting the generality of the foregoing, there has not been, and neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to result in, a Material Adverse Effect, and (iii) except as may be disclosed on Schedule 4.24 or as contemplated by this Agreement, neither the Company nor any of its Subsidiaries has otherwise done any of the following:

(a) sold, pledged, leased, disposed of or encumbered any assets, except for (i) sales of inventory, obsolete assets and assets concurrently replaced with similar assets and (ii) Permitted Liens and Liens that will be released at Closing;

(b) materially increased the compensation or benefits payable to any employee of the Company or its Subsidiaries or entered into, adopted, amended or terminated any Employee Benefit Plan;

(c) incurred or guaranteed any Indebtedness other than borrowings for working capital purposes under existing credit facilities in the ordinary course of business consistent with past practice;

(d) entered into any Material Contract (including without limitation, any arrangement with any Governmental Authority) or Lease or any amendment, cancellation or termination of any Material Contract or Lease, including without limitation any Contract with any Governmental Authority, except for those Material Contracts and Leases described on Schedule 4.9(a), or taken, or failed to take, any action that constitutes a material breach or default under any Material Contract or Lease;

(e) suffered any extraordinary loss, theft, damage, destruction or casualty loss or waived any rights of material value, in excess of $250,000, to their assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

(f) redeemed or repurchased, directly or indirectly, any limited liability company interests or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any of its equity securities (other than cash Tax distributions in respect of the Equity Interests) or purchased, redeemed or otherwise acquired any of its equity securities or any warrants, options or other rights to acquire its equity securities, or made any other payments to any member or equityholder;

(g) issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into its limited liability company interests or other equity securities, or warrants, options or other rights to acquire its equity securities;

(h) made any material change in employment terms for any of its directors, officers or employees outside the ordinary course of business;

(i) issued or sold any notes, bonds or other debt securities;

(j) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;

(k) made any capital expenditures or commitments for capital expenditures that the outstanding amount of unpaid obligations and commitments are in excess of $250,000 individually or $1,000,000 in the aggregate;

(l) made any loans or advances to, or guarantees for the benefit of, any Person other than the Company and its Subsidiaries;

(m) amended or authorized the amendment of its organizational documents; or

(n) agreed to do any of the foregoing.

4.25 Employee Benefit Plans.

(a) Schedule 4.25(a) includes a complete list of all Employee Benefit Plans.

(b) With respect to each Employee Benefit Plan, the Company has made available to Buyer, to the extent applicable, (i) all current plan documents, trust agreements, insurance contracts and other funding vehicles or any other document that confers or describes an actual, prospective or contingent right to benefits under an Employee Benefit Plan; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any summaries of material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the Internal Revenue Service, if any; and (vii) all material correspondence with the IRS, Pension Benefit Guaranty Corporation (“PBGC”) or the Department of Labor.

(c) Neither the Company nor any of its Subsidiaries has made any commitment to amend or modify any Employee Benefit Plan or to establish any new Employee Benefit Plan except (i) as may be required by Law, (ii) as may be required to renew without material modification any insurance or service contracts existing with respect to such Employee Benefit Plan if such renewal comes due in the ordinary course or (iii) as contemplated by this Agreement or the transactions contemplated hereby.

(d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to the qualified status of such Employee Benefit Plan under Section 401(a) of the Code, or such Employee Benefit Plan is a master, prototype or volume submitter plan with respect to which the sponsor has received a favorable opinion letter from the IRS on the form of the plan (or such determination letter or opinion letter is being requested or the remedial amendment period for requesting such opinion letter has not expired), and, to the Knowledge of the Company, there are no circumstances and no events have occurred that could reasonably be expected to jeopardize the qualified status of any Qualified Plan or the related trust.

(e) Each Employee Benefit Plan has been and is presently operated in all material respects in accordance with its terms and applicable Law.

(f) All contributions, premiums or payments under or with respect to each Employee Benefit Plan which are due on or before the Closing Date have been or will be paid or contributed in a timely manner in accordance with the terms of such plan and applicable Law. Except as set forth on Schedule 4.25(f), no Employee Benefit Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

(g) All benefits due under each Employee Benefit Plan have been timely paid and there is no material lawsuit or claim, other than routine uncontested claims for benefits, pending, or to the Knowledge of the Company, threatened against any Employee Benefit Plan or the fiduciaries or administrators of any such plan or otherwise involving or pertaining to any such plan.

(h) Except as set forth on Schedule 4.25(h), neither the Company nor any ERISA Affiliate is (or, within the preceding six years, has been) a participating or contributing employer in any (i) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) “defined benefit plan” as defined in Section 3(35) of ERISA. Except as set forth in Schedule 4.25(h), the Company is not a participating or contributing employer in any (i) “voluntary employee beneficiary association” as defined in Code Section 501(c)(9), or (ii) “multiple-employer welfare arrangement” as defined in Section 3(40) of ERISA, nor does the Company maintain an “employee stock ownership plan” as defined in Code Section 4975(e)(7). Except as set forth on Schedule 4.25(h), with respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) the Company has satisfied its minimum funding standard under Section 412 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iii) all required premiums, if any, to the PBGC have been timely paid in full; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such Employee Benefit Plan and, to the Knowledge of the Company, no condition exists that could reasonably be expected to result in such proceedings being instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan. Except as described on Schedule 4.25(h), there does not now exist, nor do any circumstances currently exist that could reasonably be expected to result in, any Controlled Group Liability that would be incurred by the Company or any of its Subsidiaries following the Closing.

(i) No audit or investigation by any Governmental Authority is pending, or to the Knowledge of the Company, threatened, regarding any Employee Benefit Plan. Neither the Company nor any Subsidiary has engaged in any non-exempt prohibited transactions (with the meaning of Section 406 of ERISA or Section 4975 of the Code and the regulations thereunder) or any other breach of fiduciary duty under ERISA, and to the Knowledge of the Company, no other party dealing with any Employee Benefit Plan has engaged in any non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code and the regulations thereunder) or any other breach of fiduciary duty under ERISA.

(j) Except as set forth on Schedule 4.25(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment or profit (including, without limitation, severance, bonus, unemployment, compensation, golden parachute, change in control, or other type of payment) becoming due or increased to any director, officer, employee or consultant of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in any acceleration of the time of eligibility, vesting or payment of any compensation or benefits, or (iv) obligate the Company to make any payment to any individual that would be a “parachute payment” to a “disqualified individual” (as defined in Section 280G of the Code).

(k) No Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of any Company after retirement or other termination of service, except for those benefits otherwise required by COBRA or similar Laws.

(l) Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Employee Benefit Plans) is properly so characterized.

(m) Except as set forth on Schedule 4.25(m), to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any obligation to make any payment on the redundancy of any of the UK Employees which is in excess of the statutory redundancy payment to which he or she would otherwise be entitled.

(n) Apart from under the UK Pension Arrangements, the UK Subsidiary has no obligation to (i) provide or contribute to, or (ii) has announced a proposal to provide or contribute to, an arrangement registered under Chapter 2 of Part 4 of the (UK) Finance Act 2004 providing retirement, death or similar benefits to or in respect of an employee or former employee of the UK Subsidiary.

(o) The UK Pension Arrangements provide only money purchase benefits (as defined in section 181 of the (UK) Pension Schemes Act 1993) or benefits payable on death in service which are fully insured.

(p) The UK Subsidiary has always either been exempt from or (if applicable) has complied with the requirements of the Welfare Reform and Pensions Act 1999 relating to stakeholder pension schemes.

(q) Each UK Pension Arrangement is or is deemed to be a registered scheme under Chapter 2, Part 4 of the Finance Act 2004 and there is no reason why any UK Pension Arrangements may lose its registration.

(r) To the Knowledge of the Company, no employee or former employee of the UK Subsidiary has ever become employed by the UK Subsidiary as a result of a transfer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 where any employee was, prior to the transfer, a member of an occupational pension scheme that provided any benefits other than on old age, invalidity or death.

(s) The UK Pensions Regulator has not issued a contribution notice or financial support direction under the (UK) Pensions Act 2004 to the Company and/or its Subsidiaries and no report has been made to the UK Pensions Regulator under section 69 or 70 of the Pensions Act 2004 which, to the Knowledge of the Company, could or might result in the Company and/or its Subsidiaries being issued with a penalty, fine, direction or financial obligation and, to the Knowledge of the Company, there is no fact or circumstance likely to give rise to any such notice, direction or report.

4.26 Bank Accounts; Powers of Attorney. Schedule 4.26 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of the Company and its Subsidiaries and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers of attorney from the Company and its Subsidiaries and a summary of the terms thereof.

4.27 Affiliate Transactions. Except as set forth in Schedule 4.27, no Affiliate of the Company or its Subsidiaries (other than the Company and its Subsidiaries): (i) owns any property or right, whether tangible or intangible, which is used by the Company or any of its Subsidiaries; (ii) has any claim or cause of action against the Company or any of its Subsidiaries; (iii) owes any money to the Company or any of its Subsidiaries or is owed money from the Company or any of its Subsidiaries; (iv) is a party to any contract or other arrangement, written or oral, with the Company or any of its Subsidiaries, except for the organizational documents of the Company and its Subsidiaries; or (v) provides services or resources to the Company or any of its Subsidiaries or is dependent on services or resources provided by the Company or any of its Subsidiaries. Except for the organizational documents of the Company and its Subsidiaries, Schedule 4.27 sets forth every Contract between the Company or any of its Subsidiaries, on the one hand, and the Company’s present equityholders, officers, managers, directors, employees or members of their immediate families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand, other than employment agreements entered into in the ordinary course of business and set forth on Schedule 4.9(a).

4.28 Governmental Authorizations. Except as set forth on Schedule 4.28, the Company and its Subsidiaries have applied for and obtained all Governmental Authorizations necessary to own, occupy and use, as applicable, their assets, and operate their businesses, in material compliance with Laws and (i) each such Governmental Authorization is valid and in full force and effect, (ii) Schedule 4.28 sets forth all such material Governmental Authorizations; (iii) the Company and its Subsidiaries are, and since January 1, 2009, have been in material compliance with the terms and requirements of each such Governmental Authorization, and (iv) neither the Company nor any of its Subsidiaries have received, at any time since January 1, 2009, any notice from any Governmental Authority or any other Person regarding any actual or potential material violation of or failure to materially comply with any term or requirement of any Governmental Authorization or any actual or potential material revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

4.29 Certain Practices. Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any officer, director, employee, independent contractor, consultant or agent or any other Person acting on behalf of the Company or any of its Subsidiaries has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (i) any foreign, federal, state, provincial or local governmental official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign, federal, state, provincial or local governmental agency or subdivision thereof or (ii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of either of the preceding clauses (i) and (ii) in order to assist the Company or any of its Subsidiaries to obtain or retain business for or direct business to the Company or any of its Subsidiaries under circumstances which would subject the Company or any of its Subsidiaries to liability.

4.30 Fees and Expenses of Brokers and Others. Neither the Company nor any of its Subsidiaries is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and neither the Company nor any of its Subsidiaries has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that (i) the Company, on behalf of Seller, has engaged Harris Williams & Co. in connection with such transactions and all of the unpaid fees and expenses of Harris Williams & Co. in connection with such engagement shall be included in the Transaction Expenses Amount paid at Closing pursuant to Section 2.2(a)(ii), and (ii) the Company, on behalf of Seller, has engaged Insight Equity Management Company LLC in connection with such transactions and all of the fees and expenses of Insight Equity Management Company LLC in connection with such engagement shall be included in the Transaction Expenses Amount paid at Closing pursuant to Section 2.2(a)(ii).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company as follows:

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full entity power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held.

5.2 Authorization; Enforceability. This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when executed and delivered by Buyer, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or in equity. Buyer has the necessary right, power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which Buyer is a party. The execution and delivery by Buyer of this Agreement and the other documents and instruments required hereby to which Buyer is a party, and the performance of the transactions provided for herein and therein, have been duly and validly authorized by all necessary corporate actions of the Buyer.

5.3 No Violation or Conflict. The execution, delivery and performance by Buyer of this Agreement and all of the other documents and instruments required hereby to which Buyer is a party do not and will not conflict with or violate the organizational documents of Buyer or any Law binding on Buyer where in each such case such conflict or violation would reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated herein.

5.4 No Consents. Except for the consents specifically identified on Schedule 5.4 attached hereto (the “Buyer Required Consents”) and the applicable requirements of the HSR Act, and except for notices, consents, approvals and authorizations already given or obtained, no material consent of any other Person, and no material notice to, filing or registration with, or consent, approval or authorization of, any Governmental Authority is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Buyer, proposed or threatened that involves Buyer and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

5.6 Fees and Expenses of Brokers and Others. Except as set forth on Schedule 5.6, Buyer is not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

5.7 Investment Representation. Buyer acknowledges that the Equity Interests being acquired have not been registered under the Securities Act of 1933, as amended, or qualified under applicable state securities laws in reliance on exemptions therefrom. Buyer is acquiring the Equity Interests for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended, or other applicable securities laws. Buyer is familiar with investments of the nature of the Equity Interests, understands that this investment involves substantial risks, has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Equity Interests, and is able to bear such risks. Buyer has made its own independent examination, investigation, analysis and evaluation of the Company and its Subsidiaries, including its own estimate of the value of the Company and its Subsidiaries.

5.8 Absence of Certain Changes or Events. To Buyer’s Knowledge, since January 1, 2012 and prior to the date hereof, there has not occurred any change, effect, or circumstance that has had a material adverse effect on Buyer’s properties, business, results of operations or financial condition that would reasonably be likely to result in the material impairment of, or material delay in, Buyer’s ability to effect the Closing or to perform in all material respects its obligations under this Agreement.

5.9 Financing. Buyer has provided the Company with a true and complete copy of the debt commitment letter, dated on or about the date hereof, from Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association, Wells Fargo Capital Finance, LLC and Wells Fargo Securities, LLC together with the fee letter, dated on or about the date hereof, from Morgan Stanley Senior Funding, Inc., Wells Fargo Bank, National Association, Wells Fargo Capital Finance, LLC and Wells Fargo Securities, LLC (collectively, the “Financing Commitment”), regarding the amounts set forth therein for the purposes of financing the transactions contemplated hereby and related fees and expenses (the “Financing”). The Financing Commitment is in full force and effect as of the date hereof and is the legal, valid and binding obligations of the Buyer and, to the knowledge of Buyer, of the other parties thereto, in accordance with the terms and conditions thereof, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally, and (b) principles of equity, whether considered at law or in equity. Assuming the Financing Commitment is funded, Buyer will have at and after the Closing funds sufficient to consummate the transactions contemplated hereby and to pay all fees and expenses relating to the transactions contemplated hereby. The Financing Commitment has not been amended or modified prior to the date of this Agreement. As of the date hereof, no such amendment or modification is contemplated by Buyer or, to the Knowledge of Buyer, the other parties thereto, and, as of the date hereof, the commitment contained in the Financing Commitment has not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitment. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitment. Assuming the accuracy of the representations and warranties set forth in Articles III and IV, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, constitutes or would reasonably be expected to constitute a material default or material breach on the part of Buyer or, to the Knowledge of Buyer, any other party thereto under any of the Financing Commitment. Subject to the satisfaction of the conditions contained in Article VII, as of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitment will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Buyer’s obligations hereunder will not be available to Buyer. Buyer has fully paid all commitment or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitment.

ARTICLE VI
COVENANTS AND OTHER MATTERS PENDING THE CLOSING

6.1 Operation of Business. From the date of this Agreement to the Closing Date, the Company shall conduct its business, and shall cause its Subsidiaries to conduct their businesses, in the ordinary course consistent with past practices and shall use its commercially reasonable efforts to preserve in all material respects the Company’s and its Subsidiaries’ present businesses, operations, operating assets (casualty and normal wear and tear excepted), goodwill and relationships with customers, suppliers and employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as contemplated by this Agreement or as set forth on Schedule 6.1, the Company shall not and shall cause its Subsidiaries not to:

(a) issue, sell, pledge, dispose of, transfer, grant, encumber or authorize the issuance, sale, pledge, disposition, transfer or grant of any equity interest in the Company or any of its Subsidiaries, or any rights or obligations convertible into or exchangeable for such equity interests;

(b) cause or allow any asset to become subject to a Lien, except for Permitted Liens and Liens that will be released at Closing;

(c) execute, amend or terminate (other than (i) the expiration thereof in accordance with its terms or (ii) amendment or termination of any credit facilities representing Indebtedness that will be satisfied at Closing) any Material Contract or Lease outside of the ordinary course of business;

(d) (i) enter into an agreement to acquire (including by merger, consolidation, acquisition, in whole or in part, of equity or other ownership interests or assets) or acquire (by merger, consolidation or acquisition) any corporation, partnership, limited liability company or other Person or any division thereof or any material amount of assets on behalf of the Company or any Subsidiary, (ii) enter into any material joint venture, partnership or similar arrangement, (iii) incur any obligations for borrowed money or any guarantee of indebtedness of any Person or make any loans or advances, except for borrowings under the Company’s and its Subsidiaries’ existing credit facilities in the ordinary course of business (or indebtedness for borrowed money incurred with the amendment, extension, modification, refunding, renewal, refinancing or replacement of existing indebtedness after the date of this Agreement), or (iv) sell, lease, license, transfer or otherwise dispose of any material assets other than sales of inventory in the ordinary course of business;

(e) declare, set aside, make or pay any dividend or other distribution in respect of the Equity Interests (other than cash Tax distributions in respect of the Equity Interests), or repurchase, redeem or otherwise acquire any outstanding Equity Interests or other ownership interests in the Company or any of its Subsidiaries;

(f) effect any liquidation (complete or partial), dissolution, restructuring, recapitalization, reclassification or like change in the capitalization of the Company or any of its Subsidiaries;

(g) amend in any material respect the organizational documents of the Company or any of its Subsidiaries (other than to facilitate consummation of the transactions contemplated hereby);

(h) enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate for all commitments that will not be paid before Closing;

(i) make, change or revoke or change any Tax elections, enter into any closing agreement, settle or compromise any liability, audit, refund, claim or assessment in respect of Taxes, consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, file any material Tax refund claim or any amended Tax Return or, except to the extent done in the ordinary course of business and except as required by Law or GAAP, change any accounting principles or practices used by the Company and its Subsidiaries;

(j) allow any material Governmental Authorizations held by the Company and its Subsidiaries to terminate or lapse.

(k) cancel or reduce any insurance coverage other than in the ordinary course of business consistent with past practice;

(l) (i) increase the annual level of compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, executive officers, consultants or employees, except for annual adjustments in the normal course consistent with past practice, (ii) grant any unusual or extraordinary bonus, benefit or other similar direct or indirect compensation to any director, executive officer, consultant or employee, (iii) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, executive officers, consultants or employees of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (iv) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving a director, executive officer, consultant or employee of the Company or any of its Subsidiaries, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Employee Benefit Plan;

(m) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(n) cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries;

(o) other than in the ordinary course of business, permit the Company or any of its Subsidiaries to enter into or modify any Contract with Seller or any Affiliate of Seller; or

(p) agree to take any of the foregoing actions.

6.2 Access. From the date hereof through the Closing Date, the Company shall provide Buyer and its authorized agents, officers, representatives and the Financing Sources reasonable access to the books and records, the officers and other key employees of the Company and its Subsidiaries and the operations of their businesses; provided, however, that such examinations and investigations shall be conducted during the Company’s and its Subsidiaries’ normal business hours, with reasonable advance notice, and shall not unreasonably interfere with the operations and activities of the Company and its Subsidiaries; provided, further, that neither Buyer nor any of its Affiliates, nor any of their respective employees, counsel, accountants, consultants, the Financing Sources and their respective representatives, shall contact any competitor, supplier, distributor or customer of the Company or any of its Subsidiaries for the purposes of discussing the Company, any of its Subsidiaries or any aspect of their respective businesses or Seller, this Agreement or the transactions contemplated hereby without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, the Company shall take any and all reasonably requested action to facilitate contact by Buyer with any of the Key Customers and Key Suppliers prior to the Closing regarding the transactions contemplated by this Agreement and the Buyer shall permit a representative of the Company to be present at any such meetings or discussions. Notwithstanding the foregoing or anything contained herein to the contrary, Buyer and its authorized agents, officers and representatives shall not be permitted or entitled to examine any materials without the Company’s prior written consent when (i) such materials are protected by the attorney-client privilege, (ii) such examination would contravene any Law, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) such event would be reasonably likely to jeopardize the Company’s and its Subsidiaries’ relationships with their respective customers, suppliers and other applicable third parties. All investigations and due diligence conducted by Buyer or any of its representatives shall be coordinated with Seller and shall be conducted at Buyer’s sole cost, risk and expense, and Buyer shall indemnify and hold Seller Indemnified Parties, the Company and the Company’s Subsidiaries (and their respective officers and directors) harmless from and against any and all costs and expenses (including reasonable attorneys fees) resulting from any physical damage caused to the Company’s or its Subsidiaries’ properties by Buyer’s Representatives in Buyer’s on-site due diligence and investigation; provided, however, that nothing in this Section 6.2 shall be construed as limiting in any manner Seller’s obligation to indemnify the Buyer Indemnified Parties pursuant to Article IX.

6.3 Financing; Financial Information.

(a) Subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Financing Commitment, Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions set forth in the Financing Commitment, after giving effect to the “market flex” terms in the fee letter referred to therein, should such “market flex” terms be required (or on terms which would not be reasonably expected to delay or prevent the Closing (taking into account the expected timing of the Marketing Period), or make the funding of the Financing less likely to occur), and use its reasonable best efforts to (i) maintain in effect the Financing Commitment and negotiate definitive agreements with respect to the Financing Commitment on the terms and conditions set forth in the Financing Commitment (or on terms which would not be reasonably expected to delay or prevent the Closing or make the funding of the Financing less likely to occur), (ii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to Buyer set forth in such definitive agreements that are within Buyer’s reasonable control, and (iii) consummate the Financing contemplated by the Financing Commitment (or such lesser amount as may be required to consummate the transactions contemplated by this Agreement) at or prior to the Closing. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to obtain the Financing on or prior to the final day of the Marketing Period (or if such day is not a Business Day, the first Business Day thereafter).

(b) Buyer shall not amend, alter, or waive, or agree to amend, alter or waive (in any case, whether by action or inaction), any term of the Financing Commitment without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the Financing or amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay or prevent the Closing or make the funding of the Financing less likely to occur; provided, however, that Buyer may replace and/or amend the Financing Commitment so long as (i) the terms would not be reasonably expected to delay or prevent the Closing or make the funding of the Financing less likely to occur and (ii) the conditions to the Financing set forth in the Financing Commitment as of the date hereof would not be expanded in a manner that would reasonably be expected to delay or prevent the Closing; and in any such event, Buyer shall disclose to Seller and Company if it has obtained any alternative financing, shall keep Seller and Company informed of the terms thereof and shall deliver to the Company final drafts of the commitment letter (the “New Financing Commitment”) providing for such alternative financing. The term “Financing” as used herein shall be deemed to mean the Financing contemplated by the Financing Commitment to the extent not so superseded at the time in question and the New Financing Commitment to the extent then in effect.

(c) Prior to the Effective Time, the Company shall use reasonable best efforts (and the Company shall cause each of its Subsidiaries to use reasonable best efforts) to provide, and shall use each of their respective reasonable best efforts to cause its Representatives, to provide, in each case, at Buyer’s sole expense (in accordance with the reimbursement provisions below), all cooperation reasonably requested by Buyer and that is necessary in connection with arranging and obtaining the Financing (or, in each case in Section 6.3(b), any permitted replacement, amended, modified or alternative financing), including using reasonable best efforts in connection with (i) furnishing Buyer and the Financing Sources the Essential Marketing Information, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the chief executive officer, chief financial offer and general counsel of the Company and other members of senior management and representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (iii) assisting Buyer and the Financing Sources with the preparation of (A) offering documents for any portion of the Financing and (B) materials for rating agency presentations, bank information memoranda (including the delivery of one or more customary representation and authorization letters) and similar documents required in connection with the Financing (including the delivery of any consents of accountants for use of their reports), (iv) cooperating with the marketing efforts of Buyer and the Financing Sources for all or any portion of the Financing, (v) providing and executing documents as may be reasonably requested by Buyer, including a certificate of the chief financial officer of the Company with respect to customary solvency matters substantially in the form attached as Annex I to Exhibit C to the Financing Commitment, (vi) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, (vii) obtaining accountant’s comfort letters, legal opinions, landlord consents, waivers and estoppels, surveys and title insurance reasonably requested by Buyer and customary for financings similar to the Financing, (viii) assisting Buyer and the Financing Sources in the completion of a physical inventory with respect to the Company and its Subsidiaries’ inventories for the purposes of their review of collateral granted pursuant to the Financing Commitment or otherwise, and (ix) at least five Business Days prior to the Closing Date, providing all documentation and other information about the Company as is reasonably requested in writing by Buyer in connection with the Financing and that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; provided, however, that, (a) irrespective of the above, no obligation of Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters and certificates referred to above and deliverable prior to Closing) shall be effective until the Closing occurs and none of Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing or that would be effective prior to the Closing, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Company or its Subsidiaries, (c) none of Company or any of its Subsidiaries shall be required to issue any offering or information document, and (d) no personal liability shall be imposed on the officers, directors, managers, employers or agents involved; provided, further, that neither the Company nor any of its Subsidiaries shall be required to bear any cost or expense or pay any commitment fee or other fee or payment to obtain consent or to incur any liability (other than liability (x) that is contingent upon the Closing occurring or (y) for reasonable out-of-pocket expenses subject to reimbursement by Buyer in accordance with this Section 6.3(c)) with respect to the Financing prior to the Effective Time. Buyer shall indemnify and hold harmless Seller, the Company, its Subsidiaries and their respective representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.3(c)) and any information utilized in connection therewith (other than the Essential Marketing Information and the historical information relating to Company or its Subsidiaries provided by Company in writing specifically for use in the Financing offering document), except to the extent arising out of the gross negligence or willful misconduct of Seller, the Company or any of its Subsidiaries and/or their respective representatives. Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.3(c). All material non-public information provided by the Company or any of its Subsidiaries or any of their representatives pursuant to this Section 6.3(c) shall be kept confidential, except that Buyer shall be permitted to disclose such information to its advisors, the Financing Sources and other potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities). The Company hereby consents to the use of its and its Subsidiaries’ names, marks and logos in connection with the Financing; provided that such names, marks and logos are used solely in a manner that is not intended or not reasonably likely to harm or disparage the Company or any of its Subsidiaries.

(d) Buyer acknowledges and agrees that the obtaining of the Financing is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, subject to fulfillment or waiver of the conditions set forth in Article VII. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.3 shall require, and in no event shall the reasonable best efforts of Buyer be deemed or construed to require, Buyer to (i) bring any enforcement action against any source of the Financing to enforce its respective rights under the Financing Commitment or (ii) pay any fees materially in excess of those contemplated by the Financing Commitment (whether to secure waiver of any conditions contained herein or otherwise).

6.4 Cooperation; Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Buyer, the Company and Seller agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) all actions necessary to satisfy the closing conditions set forth in Articles VII and VIII, including, without limitation, the provision by Buyer of any replacement collateral security in connection with the termination of the letters of credit listed on Schedule 8.4 or if Buyer determines to keep such letters of credit outstanding, the provision by Buyer or Buyer’s lenders of cash collateralization or back-to-back letters of credit or guaranties in respect thereof (provided that Buyer shall cash collateralize such letters of credit on the Closing Date if necessary to allow Seller to meet the deliverables requirement set forth in Section 7.4(f)), (ii) the obtaining of all necessary consents, approvals or waivers from third parties (provided that in connection therewith, except as provided in this Agreement, neither Buyer, on the one hand, nor the Company or Seller, on the other hand, shall be obligated to, or shall without the written consent of the other party, pay, or agree to pay, any material amounts or agree to any material concessions), (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer agrees not to enter into or consummate any agreements or arrangements for an acquisition (via share purchase, merger, consolidation, purchase of assets or otherwise) or joint venture reasonably likely to materially and adversely impact the timing or ability of Buyer to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

(b) Buyer and Seller shall, as promptly as practicable following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Buyer shall pay the filing fees associated with all filings under the HSR Act made in connection with the transactions contemplated by this Agreement. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of, and shall request early termination of the waiting period under, the HSR Act. Buyer, Seller and the Company shall furnish, and shall cause their respective Affiliates to furnish, to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Buyer and Seller shall keep each of the filing parties apprised of the status of any communications with, and any written inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Buyer and Seller shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement on or before the End Date. Each Party shall be responsible for the payment of its expenses (including reasonable legal fees and expenses) incurred in connection with complying with any inquiries or requests for additional information by the FTC and the DOJ.

(c) Buyer, on the one hand, and the Company and Seller, on the other hand, shall cooperate with each other in connection with the making of any filings in accordance with this Section 6.4. Neither Buyer, on the one hand, nor the Company or Seller, on the other hand, shall intentionally take any action that would have the effect of materially delaying, impairing or impeding the receipt of any required regulatory approvals. Each of Buyer, Seller and the Company shall use commercially reasonable efforts to secure such approvals as promptly as practicable.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.4 or otherwise in this Agreement, shall require Buyer to enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates to (i) hold separate, divest or license any of its material businesses, product lines, or other assets of Buyer, the Company or any of its Subsidiaries or otherwise limit in any material respects or alter the business activities or the use of any assets of Buyer, the Company, or any of their Affiliates, or (ii) take any other action that would, or would reasonably be expected to, adversely affect Buyer or any of its Affiliates (including, after the Closing Date, the Company and its Subsidiaries) or their respective businesses, product lines, or other assets in any material respects. For the avoidance of doubt, the Company and its Subsidiaries shall not take any action of the type referred to in the preceding sentence without Buyer’s prior written consent. Furthermore, nothing contained in this Agreement shall require Buyer, Seller or the Company to litigate any actual, anticipated or threatened proceeding, injunction or order.

6.5 Non-solicitation. Seller and its Affiliates shall not, for a period of two years following the Closing Date (computed by excluding from such computation any time during which Seller or an Affiliate is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.5), for any reason whatsoever, directly or indirectly, solicit, hire (or assist or encourage any other Person to solicit or hire) or otherwise interfere with the employment relationship of any employee of the Company or its Subsidiaries who is listed on Schedule 6.5 hereof. For the avoidance of doubt, an employee shall not be deemed to have been solicited or as a result hired for employment solely as a result of (i) a general public advertisement or other such general solicitation of employment, or (ii) the employee voluntarily and without any direct or indirect solicitation from Seller or any representative or Affiliate thereof (other than a general solicitation to the public described above) seeks employment with Seller or Affiliate thereof.

6.6 Notice of Developments. The Company, Seller and Buyer, as applicable, will give prompt written notice to Buyer or Seller, as applicable, of any breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would reasonably be expected to result in any of the conditions in Article VII or VIII not being satisfied. No disclosure pursuant to this Section, however, shall be deemed to amend or supplement the schedules attached to this Agreement or prevent or cure breach of representation, warranty or covenant or limit or otherwise affect the remedies, including those contained in Article IX, available hereunder to the parties hereto.

6.7 Exclusivity. From and after the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Seller and Company shall, and shall cause the Company’s Subsidiaries and any of its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents (“Representatives”) to, immediately cease and cause to be terminated all existing activities, discussions and negotiations with any Person (other than Buyer and its Affiliates) conducted heretofore with respect to, or that could reasonably be expected to lead to, a Company Acquisition Proposal. From and after the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Seller shall not, nor shall it permit the Company or any of its Subsidiaries or the Representatives to, directly or indirectly, (a) solicit, initiate or knowingly encourage the making of a Company Acquisition Proposal, (b) enter into any agreement, arrangement or understanding with respect to a Company Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than Buyer and its Affiliates) any non-public information with respect to the Company or its Subsidiaries or Affiliates in connection with any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to any Company Acquisition Proposal. “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer and its Affiliates) to acquire or purchase from Seller, the Company or any of its Subsidiaries, all or any material part of the revenues, income or assets of the Company or any of its Subsidiaries (whether in one transaction or a series of related transactions and whether pursuant to (i) purchase of equity interests of the Company or any of its Subsidiaries, (ii) merger, exchange, consolidation or similar business combination with the Company or any of its Subsidiaries or (iii) asset purchase (including any sale of profit interests or similar transaction) from Seller, the Company or any of its Subsidiaries).

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

7.1 Representations and Warranties. (a) Each of the Fundamental Representations of Seller and Company shall be true and correct in all respects and (b) each of the other representations and warranties of Seller and the Company contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Material Adverse Effect” qualifications contained in them, in each case in clauses (a) and (b) at and as of the Closing Date, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of the specified date) except, in the case of clause (b) where such breaches and inaccuracies would not, in the aggregate, have or be reasonably expected to have a Material Adverse Effect.

7.2 Covenants and Agreements. Seller and the Company shall have performed and complied in all material respects with all of their respective covenants and agreements under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

7.3 HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

7.4 Deliveries at Closing. Seller shall have delivered to Buyer the following documents, each properly executed by Seller and the Company, as applicable, and in form and substance reasonably satisfactory to Buyer:

(a) an assignment of limited liability company interests, in the form attached hereto as Exhibit 7.4(a), to effect the transfer of the Equity Interests from Seller to Buyer;

(b) the Escrow Agreement;

(c) the Certificate of Formation of the Company, certified by the Secretary of State of the State of Texas as of a recent date; the Company Agreement of the Company, certified by an officer of the Company; and organizational documents of each of the Subsidiaries of the Company certified by the applicable Governmental Authority, if any and if customary in the applicable jurisdiction, or in the alternative, by the Secretary of such Subsidiary, including, with respect to the UK Subsidiary, the certificate of incorporation and certificate of incorporation on change of name, statutory books (including registers and minute books), common seals (if any), share certificates and all books of account and other records;

(d) to the extent applicable, a certificate of good standing as of a recent date for the Company and each of the Company’s Subsidiaries from their respective jurisdictions of organization and from each jurisdiction in which they are qualified to transact business as foreign entities;

(e) all Seller Required Consents and all Company Required Consents;

(f) such payoff letters, termination agreements, termination statements and other releases from each holder of Indebtedness as Buyer shall have reasonably requested, all in form and substance reasonably satisfactory to Buyer, to enable the Company and each Subsidiary to repay such Indebtedness at or prior to the Closing;

(g) letters of resignation of each of the members of the Board of Managers, or similar governing body of the Company and each Subsidiary, as applicable;

(h) a certificate in form and substance reasonably satisfactory to Buyer executed by the Company certifying as to the satisfaction of the closing conditions set forth in Sections 7.1 and 7.2 as such closing conditions apply to the Company’s representations, warranties, covenants and agreements;

(i) a certificate in form and substance reasonably satisfactory to Buyer executed by Seller certifying as to the satisfaction of the closing conditions set forth in Sections 7.1 and 7.2 as such closing conditions apply to Seller’s representations, warranties, covenants and agreements;

(j) the title deeds relating to the UK Real Property (unless such property is charged and the title deeds to it are held by the charge, in which case the Seller will deliver such title deeds to Buyer within five Business Days after the Closing Date); and

(k) duly executed deeds of release in form and substance reasonably satisfactory to Buyer of the charges granted by the UK Subsidiary in respect of the UK Real Property, together with duly completed and executed Companies House and Land Registry forms reflecting such releases.

7.5 UK Subsidiary. The Seller shall have caused the UK Subsidiary to properly convene a meeting of the board of directors of the UK Subsidiary wherein such board of directors:

(a) accepts the resignations of all of the directors of the UK Subsidiary, so that the resignations are effective as of the end of such meeting; and

(b) appoints the persons nominated by Buyer as directors of the UK Subsidiary effective as of the end of such meeting.

7.6 No Material Adverse Effect. Since the Latest Balance Sheet, there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

7.7 Legal Prohibition. There shall not be in effect any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

8.1 Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date), except where all such breaches and inaccuracies have not, in the aggregate, adversely affected the ability of Buyer to consummate the transactions contemplated hereby.

8.2 Covenants and Agreements. Buyer shall have performed and complied in all material respects with all of its covenants and agreements under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

8.3 HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

8.4 Termination of Letters of Credit. The letters of credit listed on Schedule 8.4 shall have been terminated and Seller shall have received written confirmation, in form and substance reasonably satisfactory to Seller, evidencing the same, or if Buyer determines to keep such letters of credit outstanding, the provision by Buyer or Buyer’s lenders of cash collateralization or back-to-back letters of credit or guaranties in respect thereof such that it allows Seller to meet the deliverables requirement set forth in Section 7.4(f).

8.5 Deliveries at Closing. In addition to the payment by Buyer of the Purchase Price as provided in Section 2.2(b), Buyer shall have delivered to Seller the following documents, each properly executed by Buyer and in form and substance reasonably acceptable to Seller:

(a) the Escrow Agreement; and

(b) a certificate in form and substance reasonably satisfactory to Seller executed by an appropriate officer of Buyer certifying as to the satisfaction of the closing conditions set forth in Sections 8.1 and 8.2.

8.6 Legal Prohibition. There shall not be in effect any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE IX
INDEMNIFICATION AND CERTAIN TAX MATTERS

9.1 Indemnification by Seller.

(a) From and after the Closing, subject to the limitations set forth in this Article IX, Seller hereby indemnifies and holds harmless Buyer and its officers, directors, managers, Affiliates, shareholders, members, partners, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and agrees to defend promptly the Buyer Indemnified Parties from and reimburse the Buyer Indemnified Parties for, any and all losses, liabilities, claims, damages, judgments, costs and expenses (including reasonable attorneys’ fees and expenses) and Taxes (collectively, “Losses”) that the Buyer Indemnified Parties suffer or incur, or become subject to, as a result of, arising from or in connection with:

(i) any breach or inaccuracy of any of the representations and warranties made by the Company or Seller in this Agreement or in the certificates delivered at Closing pursuant to Sections 7.4(h) and 7.4(i);

(ii) any breach by the Company or Seller, or failure of the Company or Seller to carry out, perform, satisfy and discharge, any of its covenants or agreements under this Agreement, which in the case of the Company, are required to be performed on or prior to the Closing; and

(iii) all Taxes of the Seller (including, but not limited to, federal income taxes and state income taxes in states that conform to the federal classification of single member limited liability companies attributable to the ownership and operation of the assets of the Company and each Subsidiary through the Closing Date); (x) all Taxes of the Company and its Subsidiaries except those which are attributable to Post-Closing Tax Periods; (y) all income, franchise or similar Taxes imposed on the Seller and any consolidated, combined, or unitary group of which the Seller is a member on account of the sale or transfer of the Equity Interests pursuant to this Agreement; and (z) any liability of the Seller, the Company or its Subsidiaries for the unpaid Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise; and

(iv) any payments or liabilities of Buyer or the Company arising out of Section 11.3.

(b) All representations and warranties of the Company and Seller in this Agreement and in the certificates delivered at Closing pursuant to Sections 7.4(h) and 7.4(i) shall survive until the Escrow Termination Date (other than the Fundamental Representations, which shall survive indefinitely). All covenants and agreements of the Company and Seller in this Agreement that are required to be performed on or prior to the Closing shall survive until the Escrow Termination Date. All covenants and agreements of the Company and Seller in this Agreement that are required to be performed after the Closing shall survive in accordance with their terms. The Buyer Indemnified Parties shall have the right to be indemnified, held harmless from, defended or reimbursed under this Article IX in respect of the representations and warranties of the Company or Seller (other than the Fundamental Representations), or the covenants and agreements of the Company or Seller that are required to be performed on or prior to the Closing, only if such right is asserted on or before the Escrow Termination Date.

(c) The Buyer Indemnified Parties may assert a claim for indemnification against Seller for any matter not involving a third party by giving notice to Seller specifying in reasonable detail the basis for such claim (provided that the failure to specify such level of detail shall not relieve Seller of its indemnification obligations hereunder unless Seller is materially prejudiced thereby).

(d) (i) Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 9.1(a) hereof unless and until the amount of all Losses for which indemnification is sought by the Buyer Indemnified Parties thereunder first exceeds $2,700,000, in which event all amounts sought by the Buyer Indemnified Parties thereunder shall be subject to indemnification (excluding the first $2,700,000), and (ii) the aggregate amount for which Seller is obligated to indemnify the Buyer Indemnified Parties hereunder shall not exceed the Escrow Amount (except in the case of clause (ii) for claims for breach or inaccuracy of any of the Fundamental Representations or for intentional fraud).

(e) Losses payable by Seller in respect of all indemnification claims made by any Buyer Indemnified Party under this Section 9.1 (other than claims for breach or inaccuracy of any of the Fundamental Representations or for intentional fraud) shall be satisfied exclusively out of the Escrow Amount.

(f) Notwithstanding any other provision of this Agreement, none of the Buyer Indemnified Parties shall be entitled to, and the Buyer Indemnified Parties shall be deemed to have waived all claims and rights to, indemnification hereunder for any Losses to the extent that reserves or accruals are reflected on the Final Balance Sheet as current liabilities for the Losses for which indemnification is sought and such reserves or accruals have been reflected in the Final Net Working Capital determined pursuant to Section 2.3 of this Agreement.

9.2 Indemnification by Buyer.

(a) From and after the Closing, subject to the limitations set forth in this Article IX, Buyer hereby indemnifies and holds Seller and its officers, managers, Affiliates, members, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and agrees to defend promptly the Seller Indemnified Parties from and reimburse the Seller Indemnified Parties for, any and all Losses that the Seller Indemnified Parties may suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement or in the certificate delivered at Closing pursuant to Section 8.5(b);

(ii) any breach or failure by Buyer to carry out, perform, satisfy and discharge, any of its covenants or agreements under this Agreement; and

(iii) (y) all Taxes of the Company and its Subsidiaries attributable to Post-Closing Tax Periods; and (z) withholding Taxes, if any, imposed as a result of the sale or transfer of the Equity Interests pursuant to this Agreement.

(b) All representations and warranties of Buyer in this Agreement shall survive until the first anniversary of the Closing Date. All covenants and agreements of Buyer in this Agreement that are required to be performed on or prior to the Closing shall survive until the first anniversary of the Closing Date. All covenants and agreements of Buyer in this Agreement that are required to be performed after the Closing shall survive in accordance with their terms. The Seller Indemnified Parties shall have the right to be indemnified, held harmless from, defended or reimbursed under Article IX in respect of the representations and warranties of Buyer, or the covenants and agreements of Buyer that are required to be performed on or prior to the Closing, only if such right is asserted on or before the first anniversary of the Closing Date.

(c) Seller may assert a claim for indemnification against Buyer for any matter not involving a third party by giving notice to Buyer specifying in reasonable detail the basis for such claim (provided that the failure to specify such level of detail shall not relieve Buyer of its indemnification obligations hereunder unless Buyer is materially prejudiced thereby).

(d) Buyer shall not be required to indemnify the Seller Indemnified Parties under Section 9.2(a) hereof (i) unless and until the amount of all Losses for which indemnification is sought by the Seller Indemnified Parties hereunder first exceeds $2,700,000, in which event all amounts sought by the Seller Indemnified Parties hereunder shall be subject to indemnification (excluding the first $2,700,000), and (ii) from and after such time that the aggregate amount of Losses for which indemnification is sought by the Seller Indemnified Parties hereunder exceeds the Escrow Amount.

9.3 Indemnification Procedures for Third Party Claims.

(a) If any third party shall notify any party entitled to indemnification pursuant to Section 9.1 or 9.2 (the “Indemnified Party”) with respect to any claim involving a third party (a “Third Party Claim”) in respect of which such party determines to assert a claim for indemnification against the other party (the “Indemnifying Party”) under this Section 9.1 or 9.2, then the Indemnified Party shall promptly (and in any event within 10 Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is actually materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, reasonably satisfactory to the Indemnified Party, and to assume and thereafter conduct the defense of any Third Party Claim and if the Indemnifying Party elects to assume and thereafter conduct the defense of any Third Party Claim, it shall within 30 days (or sooner, if the nature of the Third Party Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects to assume and thereafter conduct the defense of any Indemnification Claim, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, (iii) the Indemnifying Party shall indemnify the Indemnified Party for any Losses arising out of such claim and shall not be able to claim that it does have any indemnification obligations with respect thereto and (iv) the Indemnified Party may participate, at its sole cost and expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The Indemnifying Party shall keep the Indemnified Party advised of the status of any such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Indemnified Party with respect thereto. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. The Indemnifying Party shall not in the defense of a Third Party Claim or any litigation resulting therefrom settle, compromise or permit a default or consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) unless such settlement, compromise or judgment (i) includes a full release from all liability with respect of such claim or litigation in favor of the Indemnified Party, (ii) does not entail an admission of liability on the part of any Indemnified Party, (iii) is solely for monetary damages that will be promptly paid by Indemnifying Party, (iv) does not adversely affect the ongoing business of the Indemnified Party, and (v) is such that the Indemnifying Party will indemnify the Indemnified Parties for any and all Losses arising therefrom or out of the claim giving rise thereto, and then only with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(c) Unless the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 9.3(b) within the Dispute Period, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

9.4 Exclusive Remedy. The parties acknowledge that, following the Closing, except for any claim for intentional fraud and except for remedies of specific performance and injunctive and other equitable relief against Seller or the Company, the indemnities provided for in this Article IX and in Section 6.2 hereof shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party by contract, statute or otherwise, at law or equity, for any claim, cause of action or other matter arising from any breach by Buyer, the Company or Seller, as applicable, of any of its representations, warranties, covenants or other agreements under this Agreement or the transactions contemplated hereby. For the avoidance of doubt, following the Closing, except for intentional fraud, Buyer shall not have any right to rescind this Agreement.

9.5 Indemnity Amounts to be Computed Net of Insurance Proceeds. Notwithstanding any other provision set forth herein to the contrary, the amount of any indemnification payable under any of the provisions of this Agreement shall be net of any insurance proceeds actually realized by and paid to the Indemnified Party by reason of the facts and circumstances giving rise to such indemnification, less any cost of recovery, including any increase in the premium or other costs of obtaining insurance coverage reasonably related to the claim for which indemnification is sought, as determined in good faith by the Indemnified Party.

9.6 Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under any of the provisions of this Agreement shall be (i) reduced by any net federal, state, local or foreign income Tax benefit actually realized by the Indemnified Party (or, where Buyer is the Indemnified Party, any of its Affiliates, including the Company) in the same tax year in which the Loss giving rise to such indemnification has occurred by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any federal, state, local or foreign income Tax actually required to be paid by the Indemnified Party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)). For purposes of the preceding sentence, the amount of any state, local or foreign income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost.

9.7 Tax Matters.

(a) Intended Tax Treatment. Buyer and Seller acknowledge and agree that, for U.S. federal income tax purposes and for state income tax purposes in states that conform to the U.S. federal classification of single member limited liability companies, the sale and purchase of the Equity Interests pursuant to this Agreement will be treated as a sale of the assets of the Company and its Subsidiaries by Seller and a purchase of the assets of the Company and its Subsidiaries by Buyer, for the Purchase Price (as adjusted pursuant to Section 2.3) and the assumption of liabilities of the Company and its Subsidiaries. The Parties agree not to take, and not to permit any Affiliate to take, any position inconsistent with such intended income tax consequences.

(b) Post-Closing Tax Returns and Straddle Returns.

(i) Buyer shall prepare or cause to be prepared and file or cause to be filed all Straddle Returns and Post-Closing Tax Returns with respect to the Company, each Subsidiary and their respective assets, as applicable. With respect to Taxes owed for periods that begin before the Closing Date and end after the Closing Date, the Seller will be responsible for the amount apportioned (pursuant to this Section 9.7(b)) to days on or before the Closing Date and the Buyer will be responsible for amounts apportioned to days after the Closing Date. Buyer will pay such apportioned Taxes that are due and payable after the Closing Date and bill the Seller for any part of that amount apportioned to the Seller (except for Taxes included as liabilities on the Final Balance Sheet). Provided, however, that federal income taxes and state income taxes in states that conform to the federal classification of single member limited liability companies attributable to the ownership and operation of the assets of the Company and each Subsidiary through the Closing Date will be reported on Seller’s federal income Tax Return and Seller’s state income Tax Returns and paid by Seller in states that conform to the federal classification of single member limited liability companies. Seller shall be entitled to deduct for federal income Tax purposes and for state income and franchise Tax purposes all payments made pursuant to Section 2.2(b) of this Agreement to the extent permitted by applicable Tax law. None of Buyer or Buyer’s Affiliates shall deduct for federal income Tax or state income or franchise Tax purposes any payment made pursuant to Section 2.2(b). All foreign tax credits attributable to the ownership and operation of Bulk Tank International, S. de R.L. de C.V., Bulk Services, S. de R.L. de C.V., Extract Technology Limited and Extract Technology Pte. Ltd. through the Closing Date shall be reported on Seller’s federal income tax return and shall be for the benefit of Seller and its members. Federal income taxes and state income taxes in states that conform to the federal classification of single member limited liability companies attributable to the ownership and operation of the assets of the Company and each Subsidiary after the Closing Date (and with respect to any transactions of the Company and any Subsidiary outside the ordinary course of business after the Closing on the Closing Date) will be paid by Buyer or its Affiliates and reported on Buyer’s or its Affiliate’s federal income tax return and Buyer’s or Buyer’s Affiliates state income tax returns in states that conform to the federal classification of single member limited liability companies. Buyer shall be responsible for, and indemnifies Seller from, payment of said post-Closing federal and state income taxes.

(ii) For any Taxes that are payable with respect to a Straddle Period, (A) in the case of Taxes such as property Taxes, ad valorem Taxes, and similar Taxes imposed on a periodic basis, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be considered to equal the amount of such Taxes for such taxable period, multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period that ends on the Closing Date and the denominator of which is the number of days in the entire taxable period and (B) in the case of Taxes that are imposed on, or are based in whole or in part on, the income, gross receipts, operations or payroll of the Company or any Subsidiary (such as income and franchise Taxes, payroll Taxes, and sales and use, value added, and goods and services Taxes), the portion of such Taxes which is attributable to the portion of such taxable period ending on the Closing Date shall be determined by closing the books of the Company or the Subsidiary as of the end of the day on the Closing Date. For purposes hereof, Taxes attributable to any period or portion thereof ending on or prior to the Closing Date shall include Taxes based in whole or in part on income, gain, or receipts that accrue or are received on or prior to the Closing Date, payroll Taxes attributable to compensation for services performed on or prior to the Closing Date, sales, use, value added, goods and services and similar Taxes imposed on sales or gross receipts that accrue or are received on or prior to the Closing Date, and Taxes attributable to the ownership of property during periods on or prior to the Closing Date.

(c) Pre-Closing Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Company, each Subsidiary of the Company and their respective assets. Seller shall pay or cause to be paid any Taxes due with respect to those Tax Returns, except for Taxes included as liabilities on the Final Balance Sheet and included in the Final Net Working Capital determined pursuant to Section 2.3 of this Agreement (which Taxes Buyer shall pay or cause to be paid).

(d) Claims for Refund. After the Closing, except as required by Law, none of the Company or Buyer shall, without the prior written consent of Seller, (i) file or permit to be filed any amended Tax Return by or on behalf of the Company or any Subsidiary or (ii) take any other action affecting the Company’s or any Subsidiary’s taxable income or other tax items, or Taxes for any Pre-Closing Tax Period.

(e) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

(f) Audits. Seller or Buyer, as applicable, shall provide prompt written notice to the other party of any pending or threatened tax audit, assessment or proceeding that Seller or Buyer becomes aware of related to the Company, any Subsidiary or their respective assets for whole or partial periods for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted tax liability, then (i) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax liability, and (ii) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section 9.7(f) shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to the indemnification to which it would otherwise be entitled under this Agreement to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. This Section 9.7(f) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

(g) Control of Proceedings. Except as set forth in this Section 9.7(g), below, the party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). Reasonable out-of-pocket expenses with respect to such contests shall be borne by Seller, on the one hand, and Buyer, on the other hand, in proportion to their responsibility for such Taxes as set forth in this Agreement. Buyer shall control all proceedings with respect to any contests relating to any Straddle Period; provided, however, that if the results of any such contest could reasonably be expected to result in an indemnity payment to Buyer, then Seller shall, at its own expense, have a right to participate in the defense and settlement of any such contest and all parties shall cooperate with the other parties and there shall be no settlement or closing or other agreement with respect thereto without the consent of each party, which consent shall not be unreasonably withheld.

(h) Powers of Attorney. To the extent permitted by Law, Buyer, the Company and their respective Affiliates shall provide Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle and resolve any audits and disputes that they have control over under Section 9.7(g) (including any refund claims which turn into audits or disputes).

(i) Remittance of Refunds. If Buyer or any Affiliate of Buyer receives a refund of any Taxes that Seller is responsible for hereunder, or if Seller or any Affiliate of Seller receives a refund of any Taxes that Buyer is responsible for hereunder, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 9.7(i), the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

(j) Purchase Price Allocation. Seller and Buyer shall use good faith efforts to attempt to reach agreement on the allocation of the actual Purchase Price to the assets of the Company and its Subsidiaries for all purposes (including Tax and financial accounting purposes) as set forth in an allocation schedule to be prepared by Seller and Buyer within 90 days after the Closing Date, in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and any comparable provision of state, local or foreign law, as appropriate (the “Allocation”). Seller and Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise unless Buyer and Seller agree to such position. Seller and Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the IRS within 10 days prior to the filing of such form with the IRS. Buyer, Seller and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation. If the parties are unable to reach a timely agreement regarding the Allocation, each party shall be entitled to adopt its own position regarding the Allocation.

(k) Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due. Buyer shall, at its expense, file all necessary Tax Returns with respect to such Taxes, fees and charges and, if required by Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and documentation.

(l) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company and any Subsidiaries (other than the provisions of this Agreement) shall be terminated prior to the Closing Date, and, after the Closing Date, the Company and any Subsidiaries shall not be bound thereby or have any liability thereunder for amounts due in respect of any period prior to the Closing Date.

9.8 Materiality. Notwithstanding anything in this Agreement to the contrary, for the purposes of this Article IX, all references to Material Adverse Effect, material, materially or other correlative terms shall be disregarded in (i) determining the existence of any breach of, or inaccuracy in, any representation, warranty, covenant or agreement contained in this Agreement, and (ii) calculating the amount of Losses incurred in connection with any breach of, or inaccuracy in, any representation, warranty, covenant or agreement contained in this Agreement.

9.9 Knowledge. Notwithstanding anything to the contrary contained herein (i) no right to indemnification pursuant to this Agreement shall be limited by reason of any investigation or audit conducted before or after the Closing Date or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by any other party at any time, or the decision of any party to complete the Closing and (ii) Buyer shall have the right, irrespective of any knowledge or investigation of such parties (or their respective Affiliates, agents or Representatives), to rely fully on the representations, warranties and covenants of the other parties contained herein.

9.10 Retention of and Access to Records. After the Closing Date, Buyer shall retain, and shall cause the Company and each of its Subsidiaries to retain, for a period consistent with Buyer’s record-retention policies and practices (which policies and practices shall be reasonable and prudent) the books and records delivered to Buyer. Buyer also shall provide Seller and its representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or Tax Returns or respond to tax audits. In addition, Buyer shall use reasonable efforts to cause the Company and each of its Subsidiaries to retain all records and information relating to Taxes until at least one year after the expiration of all applicable statutes of limitation. Buyer further agrees, upon Seller’s request and at Seller’s expense, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows:

(a) at any time prior to the Closing by mutual written agreement of Seller and Buyer;

(b) by Seller or Buyer upon written notice to the other, if the Closing Date shall not have occurred on or before June 25, 2012 (the “End Date”); provided that a party may not terminate this Agreement pursuant to this Section 10.1(b) if such party is in material breach of this Agreement;

(c) by Seller or Buyer upon written notice to the other, if any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining, or otherwise prohibiting the consummation of this Agreement, and such governmental order shall have become final and nonappealable; provided, however, that the terms of this Section 10.1(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to this Agreement;

(d) by Buyer upon written notice to Seller, if a breach, inaccuracy or failure to perform any of the representations, warranties, covenants or agreements of the Company or Seller contained in this Agreement shall have occurred that (i) would result in the failure of a condition set forth in Sections 7.1 or 7.2 and (ii) is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) 30 days after written notice thereof is given by Buyer and (y) the End Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 10.1(d) if Buyer is in material breach of this Agreement;

(e) by Seller upon written notice to Buyer, if a breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement shall have occurred that (i) would result in the failure of a condition set forth in Sections 8.1 or 8.2 and (ii) is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) 30 days after written notice thereof is given by Seller and (y) the day that is five days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 10.1(e) if the Company or Seller is in material breach of this Agreement; or

(f) by Seller upon written notice to Buyer, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Buyer fails to consummate the transactions contemplated by this Agreement on or before the earlier of (x) the date the Closing should have occurred pursuant to Section 2.1 or (y) the End Date and (iii) Seller stood ready, willing and able to consummate the Closing on such date and gave Buyer written notice irrevocably confirming that fact on or prior to such date.

10.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the other; provided, that the provisions of Sections 10.2, 10.3, 11.1, 11.2, 11.6, 11.7, 11.8, 11.9, 11.11, 11.12, 11.14, 11.15, 11.16, 11.17 and 11.19 of this Agreement shall survive the termination of this Agreement; provided, further, that nothing contained in this Section 10.2 shall relieve Seller from liability for any willful breach of a material provision of this Agreement.

10.3 Buyer Termination Fee.

(a) If this Agreement is terminated by Seller pursuant to Section 10.1(e) or 10.1(f) (or by Buyer pursuant to Section 10.1(b) at a time when Seller would have been entitled to terminate this Agreement pursuant to Section 10.1(f)), then the parties agree that Seller shall have suffered a loss and value to the Company of an incalculable nature and amount, unrecoverable in Law, and Buyer shall pay to Seller a fee of $20,000,000 (the “Buyer Termination Fee”), it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. The Buyer Termination Fee shall be payable in immediately available funds by wire transfer no later than two Business Days after such termination. If Buyer fails promptly to pay any amount due to Seller pursuant to this Section 10.3, Buyer shall also pay any costs and expenses incurred by Seller in connection with a legal action to enforce this Agreement that results in a judgment against Buyer for such amount, together with interest on the amount of any unpaid fee, cost or expense at the “prime rate,” adjusted on a daily basis as published from time to time in The Wall Street Journal, from the date such fee, cost or expense was required to be paid to (and including) the payment date; provided that if such legal action results in a judgment adverse to Seller, then Seller shall pay any costs and expenses incurred by Buyer in connection with defending against such legal action.

(b) Notwithstanding anything to the contrary in this Agreement, in the event the Buyer Termination Fee is paid to, and accepted by, Seller in accordance with this Section 10.3, then the payment of such fee shall be the sole and exclusive remedy of Seller or any of its Affiliates against Buyer, any of its Affiliates, the Financing Sources and any of their respective current or future directors, managers, officers, employees, general or limited partners, members, shareholders or Representatives (the “Buyer Related Parties”), and be deemed to be liquidated damages, for any and all Losses that may be suffered based upon, resulting from or arising out of this Agreement, any agreement entered in connection herewith, or transactions contemplated hereby or thereby (or the abandonment thereof), including any breach, failure to perform or default under this Agreement, any failure to consummate the transactions contemplate hereby or any circumstance giving rise to the termination of this Agreement and, subject to the rights of Seller set forth in Section 10.3(a), upon payment of the Buyer Termination Fee in accordance with this Section 10.3, none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Financing Commitment, any agreements contemplated hereby or the transactions contemplated by this Agreement, whether at law or equity, in contract in tort or otherwise, and no Person will have any rights or claims against of the Buyer Related Parties hereunder or thereunder.

(c) Subject to the rights of Seller set forth in Section 10.3(a), the Seller agrees that the maximum aggregate liability of the Buyer Related Parties pursuant to this Agreement or the transactions contemplated hereby shall be limited to an amount equal to the Buyer Termination Fee and, except as provided in Section 11.18, in no event shall Seller or any of its Affiliates seek any money damages or any other recovery, judgment or damages of any kind, including recissory, consequential, indirect or punitive damages other than damages in an amount not in excess of the Buyer Termination Fee.

ARTICLE XI
MISCELLANEOUS

11.1 Disclaimer of Representations and Warranties. Buyer acknowledges that (i) it has had, and pursuant to this Agreement shall have before Closing, access to the Company, the Company’s Subsidiaries and their respective assets and the officers or other representatives of the Company, the Company’s Subsidiaries and Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation, including environmental and other inspections, and upon the express representations, warranties, covenants and agreements set forth in this Agreement, and Seller and the Company expressly disclaim all liability and responsibility (in the absence of intentional fraud) for any representation, warranty, statement or communication made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement (including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of the Company, the Company’s Subsidiaries, Seller or any of their respective Affiliates). Accordingly, Buyer acknowledges that, except as expressly set forth in this Agreement, neither the Company nor the Seller has made, and THE COMPANY AND SELLER MAKE NO AND DISCLAIM ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL ASSETS ARE DELIVERED IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE). THE INCLUSION BY THE COMPANY OR SELLER OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT DOES NOT CONSTITUTE AN ADMISSION OR ACKNOWLEDGEMENT, EXPRESSED OR IMPLIED, OF FAULT, RESPONSIBILITY OR LIABILITY OF ANY KIND BY THE COMPANY OR SELLER UNDER ANY LAW. Buyer agrees that, to the extent required by Law to be effective, the disclosures contained in this Section 11.1 are “conspicuous” for purposes of any such Laws.

11.2 Confidentiality. Subject to Section 11.4, prior to Closing, the transactions contemplated by this Agreement shall be kept confidential by Seller, the Company, Buyer and their respective representatives; provided, however, that Buyer and Seller may disclose the transactions to their respective Affiliates and to their respective current and prospective investors (in the case of Seller) and the Financing Sources (in the case of Buyer) who agree to keep such information confidential. In the event that the transactions contemplated by the Agreement are not consummated, Buyer shall, for a period of three years following the termination of this Agreement, hold any information obtained by it from Seller or the Company and their representatives in strict confidence and shall not use any of such information for any purpose, unless such information (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its officers, employees or agents, (ii) was available to Buyer or its officers, employees or agents on a non-confidential basis (as evidenced in written records) prior to its disclosure to Buyer by or at the request of Seller or the Company, (iii) becomes available to Buyer on a non-confidential basis from a source other than Seller or the Company; provided, however, that to Buyer’s knowledge such source is not bound by a confidentiality agreement with Seller, the Company or any Affiliate thereof or otherwise prohibited from disclosing such information to Buyer by a contractual, legal or fiduciary obligation, or (iv) was independently developed by Buyer (as evidenced in written records) without reference to information obtained from Seller, the Company or their representatives. The foregoing shall not preclude a party from disclosing the transactions contemplated by the Agreement if required to disclose the same by judicial or administrative process or by other requirements of any applicable Law or regulation or the rules of any national securities exchange.

11.3 Indemnification of Directors and Officers. All rights to indemnification existing in favor of those Persons who are managers, directors and officers of the Company and the Company’s Subsidiaries as of the date of this Agreement for their acts and omissions occurring prior to the Closing, as provided in the Company’s and the Company’s Subsidiaries’ organizational documents (as in effect as of the date of this Agreement), shall survive the Closing and shall continue in full force and effect in accordance with their respective terms for a period of at least six years after the Closing Date. Furthermore, prior to the Closing Date, the Company and its Subsidiaries shall purchase a non-cancelable six-year “tail” prepaid policy on their respective current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Closing Date, covering each person covered by such insurance at a cost per year covered not to exceed two hundred percent (200%) of the amount paid by the Company and its Subsidiaries for coverage for their last full fiscal year. If either Buyer, the Company or their Subsidiaries or any of their successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such entity assume the obligations set forth in this Section 11.3. The provisions of this Section 11.3 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this provision applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

11.4 Public Announcements. Prior to the Closing, the timing and content of all announcements made hereafter regarding any aspect of this Agreement to the financial community, government agencies, employees of the Company or its Subsidiaries, or the general public shall be mutually agreed upon in advance by Seller and Buyer in their respective sole discretion; provided, that nothing herein shall prevent any party from complying with applicable Law or regulation or the rules of any national securities exchange as reasonably determined by such party in its sole discretion.

11.5 “Insight Equity” Name. Buyer agrees that from and after the Closing, neither it nor any of its Affiliates shall use the name “Insight Equity” or any confusingly similar name.

11.6 Entire Agreement; Amendment; Waiver. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, pertaining to the subject matter hereof. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

11.7 Expenses. Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to their respective negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

11.8 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the choice of law and conflicts of law rules thereof to the extent that would result in the application of the laws of another jurisdiction.

11.9 Judicial Proceedings; Waiver of Jury Trial. ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES HERETO (i) UNCONDITIONALLY ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY AND (ii) IRREVOCABLY WAIVES ANY OBJECTION SUCH PARTY MAY NOW HAVE OR HEREAFTER HAS AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.12 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any proceeding, suit, litigation, investigation, action, cause of action, claim, cross-claim or third party claim of any kinD or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including but limited to any dispute arising out of or relating in any way to the Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES OR TO WHICH THE FINANCING SOURCES ARE A PARTY INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.10 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such reasonable necessary action. The parties hereto shall execute any additional instruments necessary to consummate the transactions contemplated hereby.

11.11 Assignment. This Agreement and each party’s respective rights and obligations hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other parties and any attempt to do so shall be null and void; provided, however, that Buyer may, without the consent of Seller (a) assign any or all of its rights and obligations hereunder to one or more of its Affiliates or to the Financing Sources for collateral security purposes or (b) designate one or more of its Affiliates to acquire the United Kingdom and/or the Mexico portions (or any other portions) of the Company’s business with any such acquisition to occur immediately prior to Closing and be in such form (e.g. acquisition of stock and/or assets from the Company or its Affiliates) as Buyer may determine, provided that (i) Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder and (ii) in case of clause (b), Seller’s consent shall be required if such designation would result in Seller having increased liability for Taxes or otherwise in connection with the transactions contemplated hereby. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns.

11.12 Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (i) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an authorized recipient of the other party, (ii) five days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested or (iii) when received via facsimile or electronic mail (with confirmation of delivery), in all cases addressed to the party for whom it is intended at the address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.12:

If to Buyer or,	Wabash National Corporation
following the Closing,	1000 Sagamore Parkway South
the Company:	Lafayette, IN 47905
	Attention:	Chief Financial Officer
	Phone:	(765) 771-5300
	Fax:	(765) 771-5579

with a copy to:	Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
	Attention:	Michael J. Silver, Esq.
William I. Intner, Esq.
	Phone:	(410) 659-2700
	Fax:	(410) 659-2701

and a copy to:	Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
	Attention:	Alexander B. Johnson, Esq.
	Phone:	(212) 918-3000
	Fax:	(212) 918-3100

If to Seller or,	Walker Group Resources LLC
before the Closing,	c/o Insight Equity Management Company LLC
the Company:	1400 Civic Place
Suite 250
Southlake, TX 76092-7641
	Attention:	General Counsel
	Phone:	(817) 488-7775
	Fax:	(817) 488-7739

with a copy to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
	Attention:	Sean P. Ducharme, Esq.
	Phone:	(804) 788-8200
	Fax:	(804) 788-8218

and a copy to:	Hunton & Williams LLP
Fountain Place
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202-2799
	Attention:	Andrew Lawrence, Esq.
	Phone:	(214) 979-3000
	Fax:	(214) 880-0011

11.13 Counterparts and Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement by any of the parties may be evidenced by way of a facsimile transmission of such party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such party hereto.

11.14 Headings. The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.15 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and shall remain in full force and effect. Any such invalid provision shall be modified to give it maximum effect consistent with the intent of the stricken provision so as to allow its enforceability under applicable law.

11.16 No Third Party Rights. Except as provided in Article IX and Section 11.3, (i) nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement, (ii) no third party is entitled to rely on any of the representations, warranties, covenants and agreements contained in this Agreement and (iii) none of Buyer, the Company or Seller assumes any liability to any third party because of any reliance on the representations, warranties, covenants and agreements of Buyer, the Company or Seller contained in this Agreement; provided, that notwithstanding any provision to the contrary herein, the parties expressly acknowledge and agree that the Financing Sources are beneficiaries of any liability cap or limitation on damages or remedies against the Buyer Related Parties and that the Financing Sources are express third party beneficiaries of, and may enforce as such the provisions of Sections 10.3, 11.8, 11.11 and 11.16. Sections 10.3, 11.8, 11.11 and 11.16 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 10.3, 11.8, 11.11 and 11.16) may not be modified, waived or terminated in any manner that adversely impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

11.17 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, except to the extent this Agreement or a party’s rights and obligations hereunder have been assigned in accordance with Section 11.11. Notwithstanding anything that may be expressed or implied in this Agreement, the parties agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, manager, officer, employee, general or limited partner, member, shareholder or agent of the other parties hereto or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, manager, officer, employee, general or limited partner, member, shareholder or agent of any party hereto or assignee thereof, as such, for any obligation of a party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11.18 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement to be performed at or prior to the Closing were not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled, without posting a bond or similar indemnity, to specific performance of such provisions, in addition to any other remedy at law or in equity. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that neither Seller nor the Company (nor any of their Affiliates) shall be entitled to specific performance of Buyer’s obligation to close the transactions contemplated by this Agreement unless (i) all conditions in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Financing has been funded or will be funded at the Closing and (iii) Seller has irrevocably confirmed in writing to Buyer that if specific performance is granted and the Financing is funded, then the Closing pursuant to Section 2.1 will occur.

11.19 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, each party hereto has executed or caused this Purchase and Sale Agreement to be executed in its or his name as of the day and year first above written.

BUYER:	WABASH NATIONAL CORPORATION

	By:	/s/ Mark J. Weber
		Name:	Mark J. Weber
		Title:	Senior Vice President and
Chief Financial Officer

THE COMPANY:	WALKER GROUP HOLDINGS LLC

	By:	/s/ Ted W. Beneski
		Name:	Ted W. Beneski
		Title:	Chairman of the Board

	By:	/s/ Victor L. Vescovo
		Name:	Victor L. Vescovo
		Title:	Managing Director

SELLER:	WALKER GROUP RESOURCES LLC

	By:	/s/ Ted W. Beneski
		Name:	Ted W. Beneski
		Title:	Chairman of the Board

	By:	/s/ Victor L. Vescovo
		Name:	Victor L. Vescovo
		Title:	Managing Director

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BY AND AMONG WABASH NATIONAL CORPORATION, WALKER GROUP HOLDINGS LLC

AND WALKER GROUP RESOURCES LLC

Exhibit 2.4

ESCROW AGREEMENT

This ESCROW AGREEMENT is made this [●] day of [●], 2012 (this “Agreement”), by and among [●] (“Buyer”), Walker Group Resources LLC, a Texas limited liability company (“Seller”), and SunTrust Bank, a Georgia banking corporation, as escrow agent (“Escrow Agent”).

WHEREAS, Walker Group Holdings LLC, a Texas limited liability company (the “Company”), Seller and Buyer have entered into that certain Purchase and Sale Agreement, dated as of March [●], 2012 (the “Purchase Agreement”);

WHEREAS, Section 2.4(a) of the Purchase Agreement provides that, at the Closing, Buyer shall deposit $10,000,000 (the “Escrow Amount”) with the Escrow Agent to be used to satisfy (i) the failure by Seller to pay, within two Business Days of the determination of the Final Net Working Capital and the Final Closing Cash as provided in Section 2.3(c), any amount by which the sum of the Estimated Net Working Capital and the Estimated Closing Cash exceeds the sum of the Final Net Working Capital and the Final Closing Cash reflected on the Final Closing Statement in accordance with Section 2.3(d) of the Purchase Agreement and (ii) Losses, if any, for which the Buyer Indemnified Parties are entitled to indemnification or reimbursement in accordance with Section 9.1 of the Purchase Agreement; and

WHEREAS, Escrow Agent has agreed to serve as escrow agent pursuant to the terms hereof, to accept delivery of the Escrow Amount, and to hold and disburse the Escrow Amount in accordance with the terms and conditions specified in this Agreement.

NOW THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE XII Capitalized Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. On the date of this Agreement, Buyer and Seller will deliver to Escrow Agent a true and correct copy of the Purchase Agreement containing all of such terms. Unless notified in writing to the contrary, Escrow Agent may assume that each such term remains in full force and effect.

ARTICLE XIII Appointment of Escrow Agent. Buyer and Seller hereby appoint Escrow Agent as escrow agent to receive, hold and disburse the Escrow Amount, and Escrow Agent hereby accepts its appointment as escrow agent on the terms described herein.

ARTICLE XIV Deposit With Escrow Agent.

14.1 Immediately following the execution of this Agreement by all parties hereto, Buyer shall deposit the Escrow Amount in immediately available funds with the Escrow Agent in accordance with the following wire transfer instructions:

SunTrust Bank, Richmond, Virginia

ABA: 061000104

Account number: 9443001321

Account name: Escrow Services

Beneficiary: Walker Group Resources LLC

Attention: Emily J. Hare, telephone (804) 782-5400

14.2 Buyer and Seller agree that the Escrow Amount will remain in escrow with Escrow Agent according to the terms and conditions of this Agreement and neither Buyer nor Seller will withdraw or attempt to withdraw the Escrow Amount or any portion thereof from Escrow Agent, except as provided in this Agreement.

ARTICLE XV Escrow Amount. Upon receipt of the Escrow Amount, Escrow Agent shall deposit the Escrow Amount in a separate escrow account, and shall hold and invest the Escrow Amount in accordance with the terms of this Agreement.

ARTICLE XVI Term. The term of this Agreement shall expire upon the complete disbursement of the entire Escrow Amount in accordance with Section XVII hereof.

ARTICLE XVII Disbursement of Escrow Amount.

17.1 Following the determination, in accordance with Section 2.3 of the Purchase Agreement, of the Final Closing Statement and Seller’s failure to pay, within two Business Days of the determination of the Final Net Working Capital and the Final Closing Cash as provided in Section 2.3(c), any shortfall due to Buyer in accordance with Section 2.3(d), Buyer may unilaterally deliver to Escrow Agent (providing a copy to Seller), a certificate substantially in the form of Exhibit A attached hereto (a “Working Capital Instruction”), instructing Escrow Agent to disburse to Buyer from the Escrow Account an amount equal to the unpaid portion of the amount by which the sum of the Estimated Net Working Capital and the Estimated Closing Cash exceeds the sum of the Final Net Working Capital and the Final Closing Cash reflected on the Final Closing Statement.

17.2 From time to time on or before the first anniversary of the Closing Date (the “Claim Deadline”), Buyer may give written notice to Seller and Escrow Agent specifying in reasonable detail the nature and dollar amount (if known, and a good faith estimate of the dollar amount if not known) of any claim(s) for indemnification to which the Buyer Indemnified Parties may be entitled under Article IX of the Purchase Agreement (each, an “Escrow Claim”). Escrow Agent shall not be required to inquire into or consider whether an Escrow Claim or the underlying indemnification claim complies with the requirements of the Purchase Agreement.

17.3 If Buyer makes any Escrow Claim on or prior to the Claim Deadline, then Escrow Agent shall disburse to Buyer funds from the Indemnity Escrow Amount with respect to such Escrow Claim pursuant to (and only pursuant to) either (i) a written disbursement notice in substantially the form of Exhibit B attached hereto (a “Indemnity Joint Instruction”) or (ii) a final, non-appealable order of a court of competent jurisdiction (a “Court Order”). An Indemnity Joint Instruction or a Court Order may be referred to hereinafter as a “Disbursement Directive.”

17.4 On the first Business Day following the Claim Deadline, the Escrow Agent shall release to Seller the entire balance of the Escrow Amount remaining at the time of the Claim Deadline, less (i) any amounts payable (but not yet paid) to Buyer pursuant to a Disbursement Directive and (ii) the aggregate amount of any and all Escrow Claims made on or before the Claim Deadline with respect to which the Escrow Agent has not received a Disbursement Directive (the “Claim Reserve”). Any Claim Reserve shall be maintained in escrow following the Claim Deadline, and shall be disbursed promptly to Buyer or Seller, as the case may be, pursuant to (and only pursuant to), and in accordance with the terms of, a Disbursement Directive.

17.5 Until such time as this Agreement shall terminate, interest or other income earned on the Escrow Amount shall become part of the Escrow Amount.

ARTICLE XVIII Disagreement. In the event Escrow Agent is in doubt as to what action should be taken hereunder, Escrow Agent shall have the absolute right at its election to do either or both of the following: (a) withhold or stop all performance of this Agreement, save and except safekeeping of the Escrow Amount, together with any and all interest or other income earned thereon (and all notices or instructions received in connection herewith) until Escrow Agent is satisfied that such disagreement has been resolved, as evidenced by a Disbursement Directive, or (b) file a suit in interpleader and obtain an order of the court of appropriate jurisdiction requiring all persons involved to litigate in such court their respective claims arising out of or in connection with the Escrow Amount. In the event that Escrow Agent files a suit in interpleader, Escrow Agent’s reasonable costs, including reasonable attorneys’ fees, in filing and prosecuting such lawsuit shall be paid by the non-prevailing party in such controversy. Escrow Agent shall not be or become liable to Buyer or Seller for the failure of Escrow Agent to comply with the conflicting or adverse demands of Buyer and Seller except with respect to Losses suffered by Buyer or Seller that are determined by a court of competent jurisdiction through a final order to have been caused by the fraud, gross negligence, willful misconduct or bad faith of Escrow Agent. Upon the filing of a suit in interpleader, Escrow Agent may request to be discharged from all further duties under this Agreement, but the filing of any such suit shall not deprive Escrow Agent of its compensation hereunder earned prior to such filing and discharge.

ARTICLE XIX Investment of Escrow Amount. Escrow Agent shall hold the Escrow Amount delivered to it under the terms of this Agreement and shall invest and reinvest the Escrow Amount held by it hereunder in accordance with Exhibit D. Escrow Agent will not be responsible for tax reporting.

ARTICLE XX Agreement of Escrow Agent. Escrow Agent hereby agrees to receive the Escrow Amount and hold the same intact, and to invest the Escrow Amount in accordance with the terms of this Agreement, and shall not permit any withdrawal or disbursal of the Escrow Amount except under the terms of this Agreement. Escrow Agent shall be responsible only for the safekeeping of the Escrow Amount, the investment of the Escrow Amount and the disbursement or delivery of the Escrow Amount in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, Escrow Agent shall not have any responsibility for the performance by Buyer or Seller of any of their obligations under this Agreement or be bound in any way by any agreement, including the Purchase Agreement (whether or not Escrow Agent has knowledge of any such agreement), between Buyer and Seller.

ARTICLE XXI Performance of Escrow Agent; Indemnification.

21.1 Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses that may be incurred as a result of Escrow Agent so acting or failing to so act; provided, however, that Escrow Agent shall not be relieved from liability for damages arising out of its fraud, gross negligence, willful misconduct or bad faith under this Agreement. Subject to the foregoing, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its legal counsel given with respect to any question relating to the duties and responsibilities of Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to Escrow Agent and believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.

21.2 Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability, unless security and indemnity shall be furnished by Buyer and Seller.

21.3 Buyer and Seller jointly and severally agree to indemnify Escrow Agent and its officers, directors, employees and agents and save Escrow Agent and its officers, directors, employees and agents harmless from and against any and all Escrow Agent Claims (as hereinafter defined) and Escrow Agent Losses (as hereinafter defined) that may be incurred by Escrow Agent or any of its officers, directors, employees or agents as a result of or in connection with Escrow Agent’s capacity as such under this Agreement by any person or entity. For the purposes hereof, (i) the term “Escrow Agent Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) Escrow Agent or any of its officers, directors, employees or agents, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (A) the acts or omissions of Buyer or Seller; (B) the appointment of Escrow Agent as escrow agent under this Agreement, except to the extent such claims, lawsuits, causes of action or other legal actions or proceedings are directly attributable to Escrow Agent’s fraud, gross negligence, willful misconduct or bad faith under this Agreement; or (C) the performance by Escrow Agent of its powers and duties under this Agreement; and (ii) the term “Escrow Agent Losses” shall mean losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to attorneys’, accountants’ and other professionals’ fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Escrow Agent Claims, except to the extent such losses, costs, damages, expenses, judgments or liabilities are directly attributable to Escrow Agent’s fraud, gross negligence, willful misconduct or bad faith under this Agreement. Upon the written request of Escrow Agent or any of its officers, directors, employees or agents (each referred to hereinafter as an “Indemnified Party”), Buyer and Seller jointly and severally agree to assume the investigation and defense of any Escrow Agent Claim, including the employment of counsel acceptable to the applicable Indemnified Party and Buyer and Seller, agree to assume the payment of all expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and Buyer and Seller jointly and severally agree to pay the cost and expense, to employ separate counsel with respect to any such Escrow Agent Claim and participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to either Buyer or Seller. Buyer and Seller hereby agree that the indemnifications and protections afforded Escrow Agent in this Section XXI shall survive the termination of this Agreement.

ARTICLE XXII Fees of Escrow Agent. Buyer and Seller shall share equally in the payment of all fees of Escrow Agent for its ordinary services hereunder (which shall include receipt, investment and disbursement of the Escrow Amount in the manner described herein). The schedule of fees is listed on Exhibit C attached hereto. In the event any controversy arises under or in connection with this Agreement or the Escrow Amount or Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrow Amount, or in the event Buyer and Seller jointly ask Escrow Agent to perform services not expressly set forth herein, Buyer and Seller each agree to pay to Escrow Agent 50% of its reasonable compensation for its extraordinary services and to reimburse Escrow Agent for 50% of all costs and expenses associated with such controversy or litigation, except to the extent such costs and expenses are directly attributable to Escrow Agent’s gross negligence or willful misconduct under this Agreement.

ARTICLE XXIII Resignation/Removal of Escrow Agent.

23.1 Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to Buyer and Seller. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than 30 days after such written notice has been given. In the event no successor escrow agent has been appointed by Buyer and Seller on or prior to the date such resignation is to become effective, Escrow Agent shall be entitled to tender into the custody of a court of competent jurisdiction all assets and properties then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement. Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

23.2 Escrow Agent may be removed, as such, at any time by the written consent of Buyer and Seller or an order from a court with competent jurisdiction. Upon the effective date of its resignation or removal, Escrow Agent will deliver the Escrow Amount, together with any and all interest or other income earned thereon, held hereunder to such successor escrow agent directed by the joint written instructions of Buyer and Seller. After the effective date of its resignation or removal, Escrow Agent shall have no duty with respect to the Escrow Amount, together with any and all interest or other income earned thereon, except to hold such property in safekeeping and to deliver same to its successor or as is directed in writing by Buyer and Seller.

ARTICLE XXIV Instructions and Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (i) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the other party, or (ii) when received via facsimile or electronic mail (confirmed by telephone in each case), in all cases addressed to the person for whom it is intended at such person’s address set forth below or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this Agreement:

If to Buyer:	Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, IN 47905
	Attention:	Chief Financial Officer
	Phone:	(761) 771-5300
	Fax:	(761) 771-5579

with a copy to (which will not constitute notice):

Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
	Attention:	Michael J. Silver, Esq.
William I. Intner, Esq.
	Phone:	(410) 659-2700
	Fax:	(410) 659-2701

and a copy to:	Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
	Attention:	Alexander B. Johnson, Esq.
	Phone:	(212) 918-3000
	Fax:	(212) 918-3100

If to Seller	Walker Group Resources LLC
c/o Insight Equity Management Company LLC
1400 Civic Place
Suite 250
Southlake, TX 76092-7641
	Attention:	General Counsel
	Phone:	(817) 488-7775
	Fax:	(817) 488-7739

with a copy to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
	Attention:	Sean P. Ducharme, Esq.
	Phone:	(804) 788-8200
	Fax:	(804) 788-8218

and a copy to:	Hunton & Williams LLP
Fountain Place
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202-2799
	Attention:	Andrew Lawrence, Esq.
	Phone:	(214) 979-3000
	Fax:	(214) 880-0011

If to Escrow Agent:	SunTrust Bank
Mail Code HDQ-5307
919 East Main Street
Richmond, VA 23219
	Attention:	Emily J. Hare
	Phone:	(804) 782-5400
	Fax:	(804) 782-7855

ARTICLE XXV Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the conflicts of law rules thereof to the extent that they would result in the application of the laws of another jurisdiction.

ARTICLE XXVI Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE XXVII Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforcement of the remainder of this Agreement.

ARTICLE XXVIII Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement by any of the parties may be evidenced by way of a facsimile transmission of such party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such party hereto.

ARTICLE XXIX Amendment and Waiver. No modification or amendment to this Agreement shall be valid unless reduced to writing and signed by Buyer, Seller and Escrow Agent. No consent or waiver, expressed or implied, by any party to or of any breach or default by any other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any obligations of the party. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by that party of its rights under this Agreement or otherwise.

ARTICLE XXX Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns but shall not create any rights in any third parties. Any corporation into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent shall be a party, or any corporation to which substantially all the corporate trust business of Escrow Agent may be transferred, shall be Escrow Agent under this Agreement without further act. Escrow Agent shall not be bound by or incur any liability with respect to the Purchase Agreement or any other agreement or understanding between Buyer and Seller, except as herein expressly provided.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Escrow Agreement as of the date first above written.

BUYER:	[●]

By:
Name:
Title:

Signature Page to Escrow Agreement

SELLER:	WALKER GROUP RESOURCES LLC

By:
Name:
Title:

By:
Name:
Title:

ESCROW AGENT:	SUNTRUST BANK

By:
		Name:	Emily J. Hare
		Title:	Group Vice President

Escrow Agreement

Exhibit a

Working Capital Instruction

Reference is made to the Escrow Agreement (the “Escrow Agreement”), dated as of [●], 2012, by and among [●] (“Buyer”), Walker Group Resources LLC, a Texas limited liability company (“Seller”), and SunTrust Bank, a Georgia banking corporation, as escrow agent (“Escrow Agent”). All capitalized terms used but not defined herein that are not otherwise defined shall have the meanings ascribed to such terms in the Escrow Agreement.

In accordance with Section 6(a) of the Escrow Agreement, the undersigned hereby instructs Escrow Agent to disburse $__________ of the Escrow Amount to Buyer by wire transfer of immediately available funds in accordance with the attached Final Closing Statement and the following wire transfer instructions:

Bank Name:	[●]
ABA:	[●]
Account number:	[●]
Account name:	[●]
Beneficiary:	[●]
Attention:	[●]

IN WITNESS WHEREOF, the undersigned have executed this disbursement notice as of _______________, 20__.

BUYER:	[●]

By:
Name:
Title:

Exhibit B

Indemnity Joint Instruction

Reference is made to the Escrow Agreement (the “Escrow Agreement”), dated as of [●], 2012, by and among [●] (“Buyer”), Walker Group Resources LLC, a Texas limited liability company (“Seller”), and SunTrust Bank, a Georgia banking corporation, as escrow agent (“Escrow Agent”). All capitalized terms used but not defined herein that are not otherwise defined shall have the meanings ascribed to such terms in the Escrow Agreement.

[In accordance with Section 6(c) of the Escrow Agreement, the undersigned hereby instruct Escrow Agent to disburse [[$__________ of] or [the entire]] Indemnity Escrow Amount to [[Buyer] or [Seller]] by wire transfer of immediately available funds in accordance with the following wire transfer instructions:]1

[In accordance with Section 6(c) of the Escrow Agreement, the undersigned hereby instruct Escrow Agent to disburse [[$__________ of] or [the entire]] Indemnity Escrow Amount, in accordance with the attached Court Order, to [[Buyer] or [Seller]] by wire transfer of immediately available funds in accordance with the following wire transfer instructions:]2

Bank Name:	[●]
ABA:	[●]
Account number:	[●]
Account name:	[●]
Beneficiary:	[●]
Attention:	[●]

1 To be used if this certificate is delivered in connection with an undisputed Escrow Claim

2 To be used if this certificate is delivered in connection with a final court order

IN WITNESS WHEREOF, the undersigned have executed this disbursement notice as of _______________, 20__.

Buyer:	[●]

By:
Name:
Title:

SELLER:	WALKER GROUP RESOURCES LLC

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT D

Investment Options

To: SunTrust Bank

direct and authorize you to invest all temporary cash and the portion of my account(s) that is appropriate to maintain in cash or cash equivalents in a SunTrust Bank deposit option or Federated Funds money market fund, as follows:

Check One:

☐	SunTrust Institutional Money Market Deposit Option	☐	SunTrust Non-Interest Deposit Option*

☐	Federated Prime Obligations Fund (POIXX)	☐	Federated Tax Free Obligations Fund (TBIXX)

☐	Other:

I acknowledge and consent that:

1.	I understand that investments in the SunTrust Institutional Money Market Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest. The Parties understand that deposits in the SunTrust Institutional Money Market Deposit Option are not secured. Further, I understand that the SunTrust Institutional Money Market Deposit Option has monthly withdrawal/disbursement restrictions of a maximum of 6 per month and that should the maximum be reached in any one calendar month, the funds will be moved to a SunTrust Bank non-interest bearing deposit option until the beginning of the following month unless an alternate investment vehicle is selected for this purpose.

Alternate Investment Vehicle: _____________________________________________

2.	I may view prospectuses and other Federated fund materials, including fee information, at http://www.federatedinvestors.com/sc?link=products&templ=moneyMarketSearch&ut=unregistered_webuser

3.	SunTrust Bank may receive compensation in exchange for services (“fees for services”) that it provides to various Federated money market mutual funds. These fees for services shall be in addition to, and will not reduce, SunTrust Bank’s compensation. Such fees for services will not be paid directly by your account, but will be paid to SunTrust Bank by Federated. The compensation rate to be paid by Federated for such fees for services shall be 0.10% (10 basis points) annually of the total amount of the account assets invested in the Federated money market mutual fund. If your assets are invested in the Institutional Capital Shares of Federated Treasury Obligations Fund, SunTrust Bank will receive additional fees for services paid by Federated Treasury Obligations Fund in an amount equal to 0.10% (10 basis points) annually of the total amount of the account assets invested in the Federated Treasury Obligation Fund’s Institutional Capital Shares. The fees for services are subject to change without notice.

4.	I understand no transaction charge will be imposed on the account(s) listed below with respect to that portion of the account(s) invested in Federated Funds;

5.	I understand that investment funds, except for the SunTrust Deposit options, are not bank deposits and are not obligations of, or insured, endorsed or guaranteed by any SunTrust Bank or their affiliates, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. I further understand that investment in any mutual fund involves some investment risk, including the possible loss of principal.

6.	I have full power to direct and authorize investments in account(s) identified below.

This direction and authorization shall continue in effect until revoked by written instruction delivered to the Bank. Until a replacement fund is provided to the Bank all funds will be held in cash.

Date:
Account Name and Number:
X	X
Name (printed or typed)	Signature
*Beginning December 31, 2010 through December 31, 2012, deposits held in noninterest-bearing transaction accounts will be fully insured, regardless of the amount in the account.

Exhibit 7.4(a)

Limited Liability Company Interest Assignment

FOR VALUE RECEIVED, the undersigned, as the holder of a 100% limited liability company interest in Walker Group Holdings LLC, a Texas limited liability company (the “Company”), does hereby sell, assign and transfer such limited liability company interest unto ________________, standing in the undersigned’s name on the books of the Company, pursuant to that certain Purchase and Sale Agreement, dated as of March 26, 2012 among Wabash National Corporation, the Company and Walker Group Resources LLC.

The undersigned does hereby irrevocably constitute and appoint the Chief Financial Officer of the Company as the undersigned’s attorney-in-fact to transfer said limited liability company interests on the books of the Company with full power of substitution in the premises.

Dated: _______, 2012

WALKER GROUP RESOURCES LLC

By:
Name:
Title: